UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

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☒	Preliminary proxy statement

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☐	Definitive proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Cascade Bancorp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing proxy statement, if other than Registrant)

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	1)	Title of each class of securities to which transaction applies: Common Stock

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Preliminary Proxy Statement – Subject to Completion, dated March 16, 2006

[CASCADE BANCORP LOGO]
1100 NW Wall Street
Bend, Oregon 97701

March __, 2006

Dear Shareholder:

As you may know, on December 27, 2005, Cascade Bancorp (“Cascade”) signed an agreement with F&M Holding Company, the parent company of Farmers & Merchants State Bank based in Boise, Idaho, to merge F&M Holding Company with and into Cascade and Farmers & Merchants State Bank with and into Bank of the Cascades.  If the merger closes, Mr. David Bolger, F&M’s sole shareholder, will hold approximately 24% of the outstanding shares of Cascade’s common stock.  Much work has been done since then and we expect to complete the merger in April of this year.  Regulatory applications have been filed and we anticipate final approval soon.  Regardless of the shareholder vote, we cannot and will not close the merger without receipt of all necessary regulatory approvals.

One of the remaining steps is to secure approval by our shareholders of the issuance of the shares of Cascade common stock in connection with the merger.  Such approval is required under applicable rules of the NASDAQ Stock Market.  No further approval is necessary from the F&M shareholders.  You will find enclosed a Notice of a Special Meeting of Shareholders and a proxy statement, which gives you information concerning the proposed issuance of such shares.  Your vote is being solicited by the Cascade Board of Directors.

You are cordially invited to attend the Special Meeting of Shareholders, to be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 17, 2006 at 5:30 p.m. PST.  I hope you will be able to attend.

The Cascade Board of Directors has unanimously approved the merger agreement and the merger, including the issuance of shares of Cascade common stock to the shareholders of F&M Holding Company and recommends that you vote FOR the approval of the issuance of the shares of Cascade common stock in connection with the merger and FOR approval of any motion to adjourn the special meeting if needed in order to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the issuance of the shares of Cascade common stock in connection with the merger.  Shareholders are not being asked to approve the merger agreement or merger as such approval is not necessary under applicable laws.

In addition, the Cascade Board of Directors has unanimously approved an increase in the number of shares of Cascade common stock subject to the Cascade Bancorp 2002 Equity Incentive Plan (the “Equity Plan”) from 787,500 shares to 1,587,500 shares (an increase of 800,000 shares) and recommends that you vote FOR the increase in the number of such shares.

Regardless of the number of shares that you own, or whether you plan to attend the special meeting, it is very important that your shares be represented and voted at the special meeting.  A majority of the outstanding shares of Cascade common stock must be present in person or by proxy in order to establish a quorum.  Assuming the existence of a quorum, the issuance of the shares of Cascade common stock in connection with the merger and the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan each will be approved if a majority of the shares of Cascade common voted at the special meeting are cast in favor of such proposal.

Failure to return your proxy or to attend the special meeting may cause the lack of a quorum, thereby preventing the approval of the issuance of the Cascade common stock in connection with the merger and preventing the merger and preventing the approval of the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan.  In addition, failure to submit your proxy or attend and vote at the special meeting or submitting your proxy or attending the special meeting and abstaining from voting in favor of any adjournment proposal may prevent its approval.  Please read the enclosed materials carefully and complete, sign and return the enclosed proxy in the postage paid reply envelope provided or visit www.proxy.com and follow the instruction on that website.

On behalf of the Cascade Board of Directors, I thank you for your support and urge you to vote FOR approval of the issuance of the shares of Cascade common stock in connection with the merger, FOR increasing the number of shares of Cascade common stock reserved for issuance under the Equity Plan and FOR any adjournment proposal.

Best regards,

Patricia Moss
President & CEO

Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement.

None of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission or any state banking or securities commission or agency has approved the merger agreement or the merger or determined if the proxy statement is truthful or complete.  Any representation to the contrary is a criminal offense.

The enclosed proxy statement is dated ____, 2006 and is first being mailed to shareholders of Cascade on or about ____, 2006.

Preliminary Proxy Statement – Subject to Completion, March 16, 2006

CASCADE BANCORP
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD AT 5:30 P.M. PST ON MONDAY, APRIL 17, 2006

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Cascade Bancorp (“Cascade”) (the “Special Meeting”) will be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 17, 2006 at 5:30 p.m. PST for the following purposes:

1.

To consider and vote on the issuance of 5,325,000 shares of common stock of Cascade (the “Merger Shares”) in connection with an Agreement of Merger, dated as of December 27, 2005, providing for the merger of F&M Acquisition Corporation, a wholly-owned subsidiary of Cascade, with and into F&M Holding Company, with F&M Holding Company as the surviving corporation, the merger of F&M Holding Company with and into Cascade, and the merger of Farmers & Merchants State Bank with and into Bank of the Cascades (the “Merger Agreement”), and the transactions described in or contemplated by the Merger Agreement (collectively, such transactions are referred to as the “Merger”);

2.

To consider and vote on the proposal to increase the number of shares of Cascade common stock reserved for issuance under the Cascade Bancorp 2002 Equity Incentive Plan (the “Equity Plan”) from 787,500 to 1,587,500 shares (an increase of 800,000 shares)  (the “Equity Plan Proposal”);

3.

To consider and vote upon any proposal to adjourn the Special Meeting if necessary in order to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the issuance of the Merger Shares; and

4.	To transact other business as may properly come before the Special Meeting.

If you were a shareholder of record of Cascade as of February 17, 2006, you are entitled to receive this notice and to vote at the Special Meeting.

The Cascade Board of Directors is soliciting your proxy to vote your shares at the Special Meeting.  We are sending you this proxy statement to give you important information about the business that will take place at the Special Meeting.

You do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Revocable Proxy or may visit www.proxy.com. and follow the instructions on that website.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY VOTED IN FAVOR OF THE ISSUANCE OF THE MERGER SHARES, IN FAVOR OF THE EQUITY PLAN PROPOSAL AND IN FAVOR OF ANY ADJOURNMENT PROPOSAL AND RECOMMENDS YOUR APPROVAL FOR EACH PROPOSAL.

You should rely only on the information in the proxy statement or in other documents to which we refer concerning Cascade, F&M Holding Company, their respective bank subsidiaries, the Merger Agreement, the proposed Merger and the issuance of the Merger Shares and the Equity Plan.  We have not authorized anyone to provide you with information that is different. Attached to this proxy statement is a copy of the Agreement of Merger (Appendix A), Shareholders Agreement (Appendix B) and the opinion of RBC Capital Markets Corporation, financial advisor to Cascade, delivered in connection with the Merger (Appendix C).

_____, 2006

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iii

SUMMARY

This Summary highlights information discussed in greater detail elsewhere in this proxy statement.  This Summary does not contain all the information that may be important to you.  You should read the entire proxy statement before deciding how to vote your shares.

Special Meeting

The Special Meeting will be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 17, 2006 at 5:30 p.m. PST. If you are a Cascade shareholder as of the close of business on February 17, 2006 (the “Record Date”), you may vote at the Special Meeting.  The purpose of this proxy statement is to solicit the votes of the Cascade shareholders with respect to the following matters:

•	To consider and vote on the issuance of Merger Shares in connection with the Merger Agreement and Merger;

•	To consider and vote on the Equity Plan Proposal;

•

To consider and vote upon any proposal to adjourn the Special Meeting if necessary in order to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the issuance of the Merger Shares; and

•	To transact other business as may properly come before the Special Meeting.

Voting at the Meeting

You do not need to attend the Special Meeting, although we invite you to do so.  You may vote your shares by proxy if you wish, and we encourage you to complete and return your proxy even if you plan to attend the Special Meeting.  You should mark the enclosed revocable proxy or visit www.proxy.com and follow the instructions on that website to indicate your vote on the matters presented at the Special Meeting and your shares will be voted as you instruct.  You may still attend the Special Meeting even if you submit a proxy.

If you submit a proxy with no instructions, your shares will be voted FOR the issuance of the Merger Shares, FOR the Equity Plan proposal and FOR any adjournment proposal.  In addition, the named proxy holders will vote your shares in their discretion on any other business properly brought before the Special Meeting.

You may change your vote at any time before your proxy is voted at the Special Meeting, as follows:

•	You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

•	You may complete and submit a later-dated proxy card;

•	You may re-visit www.proxy.com and re-cast your votes in accordance with the instructions set forth on that website; or

•	You may attend the Special Meeting and vote in person.

If you choose either the first, second or third method above, you must submit your notice of revocation or your new proxy card to Cascade’s secretary or visit www.proxy.com and re-cast your vote no later than 5:00 p.m. local time, on Friday, April 14, 2006, the last business day prior to the Special Meeting.  Note that merely attending the Special Meeting will not, in and of itself, revoke a previously submitted proxy.

The Parties to the Merger

Operating in some of the fastest growing markets in the nation, Cascade (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, have a strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders.  Bank of the Cascades implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers.  Founded in 1977, Bank of the Cascades offers full-service community banking through 21 branches, including 11 in Central Oregon, four in the Salem/Keizer area, five in Southern Oregon and one office in Portland.  Cascade has announced plans for two new branches in 2006 concentrated in its fast growing Southern and Central Oregon markets.  Bank of the Cascades was rated #5 in the US Banker January 2006 list of All-Star Banks.  For eight consecutive years, the Independent Community Bankers of America has ranked Bank of the Cascades among the top performing banks in the nation.  In addition, The Seattle Times named Cascade in the top tier of its annual “Northwest 100” ranking of all publicly traded companies in the Pacific Northwest, and it was among the top 20 ”Best Companies to Work For” in Oregon Business magazine.

F&M is the holding company for Farmers & Merchants State Bank, which is headquartered in Boise, Idaho.  With a 38 year history and 11 branches serving the greater Boise area, Farmers & Merchants State Bank is the top deposit market share community bank in Ada (Boise) County as of June 30, 2005 with a 6.9% market share.  F&M had total assets of $612.0 million, gross loans of $452.6 million, deposits of $497.0 million and net income of $6.6 million for the fiscal year ended December 31, 2005. F&M is a privately-held company.

The Merger

The Merger will be accomplished pursuant to the Merger Agreement among Cascade, its newly formed, wholly-owned subsidiary, F&M Acquisition Corporation, an Oregon corporation, F&M, an Idaho corporation and David F. Bolger, the sole shareholder of F&M.  A copy of the Merger Agreement is attached as Appendix A.

The key provisions of the Merger are as follows:

•	F&M Acquisition Corporation, a wholly owned subsidiary of Cascade, formed for the sole purpose of effecting the Merger, will merge with and into F&M, with F&M being the surviving corporation.

•

Cascade will pay the equivalent of approximately $143.1 million for F&M, based on the closing price of Cascade’s common stock on December 23, 2005.  Based on the closing price of our stock on March 10, 2006, the total value of the merger is approximately $157.5 million, increasing to approximately $161.4 million, if the contingent consideration is paid.  Shareholders of F&M will receive a total of $18,597,787, plus 5,325,000 Merger Shares and will have the right to receive an additional $3,902,213 after closing if certain conditions are met. Following the merger, David F. Bolger will own approximately 24% of the outstanding Shares, of Cascade common stock.

•

Subsequent to the merger between F&M and the Cascade acquisition subsidiary, F&M will merge with and into Cascade, with Cascade being the surviving corporation, and Farmers & Merchants State Bank will merge with Bank of the Cascades, with Bank of the Cascades being the surviving entity.  After these transactions are effected, Farmers and Merchant State Bank’s 11 branches in Boise, Idaho, and surrounding markets will continue to operate as Farmers & Merchants Bank in the markets in which it currently operates for the foreseeable future.

•

Following the Merger, the existing Board of Directors of Farmers & Merchants Bank will be constituted as an advisory board of the Bank of the Cascades and will continue to receive directors’ fees in accordance with Farmers & Merchants State Bank’s director compensation policies as in effect on December 27, 2005 through the date that they serve as members of the advisory board, which the parties have agreed will be at least December 31, 2006. On a going forward basis, that policy generally provides that each director is paid $1,000 per board meeting. In addition, at the closing of the Merger, Cascade will pay $25,000 to each former non-management director of Farmers & Merchants State Bank.

•

Cascade and certain of F&M’s shareholders, including David F. Bolger, F&M’s principal shareholder, have entered into a Shareholders Agreement (a copy of which is attached to this proxy statement as Appendix B), under which Cascade increased the size of the Cascade Board of Directors and the Board of Directors of Bank of the Cascades by two directors and agreed to nominate two individuals selected by Mr. Bolger to the Cascade Board of Directors and to elect these two individuals to the Board of Directors of Bank of the Cascades as of the time the Merger is effective. Mr. Bolger has the following rights with respect to the election and replacement of these two directors: (a) if the F&M shareholders collectively own at least 15% of the outstanding shares of Cascade common stock, Mr. Bolger has the right to nominate two candidates to replace or succeed such directors.  The Cascade Board of Directors is obligated to nominate or appoint such nominees to the Cascade Board of Directors and to elect the nominees to the Board of Directors of the Bank of the Cascades; (b) if the F&M shareholders own at least 5% but less than 15% of the outstanding shares of Cascade common stock, Mr. Bolger has the right to nominate one candidate to replace or succeed one such director (with the other director serving until such director resigns or the director’s term ends). The Cascade Board of Directors is obligated to elect the nominee to the Board of Directors of the Bank of the Cascades; and (c) if any of such directors resigns or is unable to serve, Mr. Bolger may designate a replacement and the appropriate Board of Directors must elect such replacement to the unexpired term of the replaced director so long as Mr. Bolger is entitled to nominate a director as set forth above so long as such replacement is reasonably acceptable to the remaining members of the Cascade Board of Directors (or nominating committee thereof) and, without the consent of the Cascade Board of Directors (or a nominating committee thereof) is not an individual who is an affiliate of a competitor of Cascade.

•

Certain shareholders of F&M, including Mr. Bolger, have agreed to vote their shares of Cascade common stock (a) in favor of all persons nominated by the Board of Directors to become directors of Cascade and (b) in favor of any matters submitted to the Cascade shareholders by the Cascade Board of Directors other than with respect to a change in control of Cascade.  Until the occurrence of a “performance event,” as such term is defined in the Shareholders Agreement, they have also has agreed, except under certain circumstances, not to solicit proxies from other shareholders of Cascade, not to initiate any tender offer for shares of Cascade common stock and not to take any steps to initiate a change in control of Cascade.  Additionally, until the occurrence of a “performance event” and subject to certain exceptions, such F&M shareholders have agreed to communicate only with the Board of Directors any concerns they may have regarding Cascade or Bank of the Cascades.  Further, Cascade agreed to register the Merger Shares on behalf of the recipients thereof under certain circumstances.

•

Cascade entered into an Independent Contractors Agreement, dated as of December 27, 2005, with Clarence Jones, current Chairman of the Board of Directors and former Chief Executive Officer of Farmers & Merchants State Bank, pursuant to which Mr. Jones will be paid $600,000 upon the closing of the Merger in consideration of his termination as Chairman of the Board of Directors.  In addition, Mr. Jones agreed to provide certain services to Cascade on an as-requested basis, for which he will be paid $6,000 per month until December 31, 2006, unless the Independent Contractor Agreement is earlier terminated.

Board of Directors and Certain Officers

Following the Merger, the Board of Directors of Cascade will consist of ten directors, eight of whom the Company anticipates will be existing Cascade directors and, assuming their election by the Cascade shareholders and assuming the Merger closes, two of whom will be selected by Mr. Bolger.

Patricia Moss, President and CEO of Cascade will continue in that position with the holding company.  Michael Delvin will continue to serve as President of Bank of the Cascades and Michael Mooney will continue to serve as the President of Farmers & Merchants bank operations in Idaho.

Reason for the Merger; Board Recommendation

The Merger provides Cascade an opportunity to acquire a branch network and solid banking team in the fast-growing greater Boise market.  We believe that, from this platform, Farmers & Merchants State Bank can grow at an above average rate in terms of loans, deposits, and profitability, thereby providing advantages in terms of financial returns, diversification and operating efficiencies to Cascade.    The Merger will strengthen the organization, permitting Cascade to provide additional services and products to its depositors and larger loans to its borrowing customers.

The Board of Directors of Cascade unanimously recommends that Cascade shareholders approve the issuance of the Merger Shares and any adjournment proposal.

Opinion of Investment Banker

RBC Capital Markets Corporation has delivered its written opinion, directed only to the Cascade Board of Directors, to the effect that the Merger is fair, from a financial point of view, to Cascade.  RBC’s opinion is based on the facts, assumptions and analysis stated therein and is not intended to be and does not constitute a recommendation to any Cascade shareholder how the shareholders should vote with respect to the Merger.  RBC has given its consent to inclusion of its opinion and references to RBC in this proxy statement.

No Dissenters’ Rights

Under Oregon law, Cascade shareholders do not have the right to dissent from the Merger and obtain payment of the appraised value of their shares.

The Equity Plan Proposal

The Cascade Board of Directors has unanimously approved an increase in the number of shares of Cascade common stock reserved for issuance under the Cascade Bancorp 2002 Equity Incentive Plan (the “Equity Plan”) from 787,500 shares to 1,587,500 shares (an increase of 800,000 shares).  The purpose of the Equity Plan is to provide equity-based compensation to officers, directors, employees and contractors.  Under the Equity Plan, shares of Cascade common stock as well as options to acquire such shares may be issued on terms and conditions established under the Equity Plan and in the discretion of the Board of Directors.  The Cascade Board of Directors believes that additional shares are needed under the Equity Plan in order for the Board of Directors to be able to continue to provide adequate equity incentives to officers, employees, directors and contractors to perform their services on behalf of Cascade in a manner that helps to increase the value of the shares of Cascade common stock.  The Board of Directors believes that equity compensation is an essential part of the compensation package for many recipients and that by increasing the number of shares of Cascade common stock reserved for issuance under the Equity Plan the Board of Directors will be able to continue to provide such incentives in a manner and at levels that help increase the value of the shares of Cascade common stock.

HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information as of December 31, 2005 is based on the historical financial statements of Cascade Bancorp (Cascade) and F&M Holding Company (F&M) and has been prepared to illustrate the effects of the Cascade acquisition of F&M announced on December 27, 2005.  The following data is presented as if the merger of Cascade and F&M was effective as of December 31, 2005 for the unaudited pro forma condensed combined balance sheet and as of January 1, 2005 for the unaudited pro forma condensed combined statement of income.  This unaudited condensed combined pro forma financial information reflects the purchase method of accounting for business combinations and represents a current estimate of the financial information based on available information of Cascade and F&M.

The unaudited pro forma condensed combined financial statements should be considered together with the historical financial statements of Cascade and F&M, including the respective notes to those statements.  The pro forma information includes adjustments to record the assets and liabilities of F&M at their estimated fair market values and is subject to adjustment as additional information becomes available and as additional analyses are performed.   The pro forma financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined companies had consideration been given to other assumptions or to the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors.  Further, the pro forma financial information does not necessarily reflect the historical results of the combined company that actually would have occurred had the merger been in effect during the periods indicated or that may be obtained in the future.

The unaudited pro forma condensed combined financial information is based on agreement terms that provide for the exchange of 5,325,000 shares of Cascade common stock for 20,766 shares of F&M common stock and a cash payment of $22,500,000.  The shareholders of F&M have agreed to a holdback of approximately $3,900,000 for loans of questionable collectibility.  These holdback funds will be disbursed to the shareholders of F&M depending on whether certain F&M loans are collected or upgraded during a certain period after the merger.

CASCADE AND F&M PRO FORMA CONDENSED COMBINED BALANCE SHEET
AT DECEMBER 31, 2005

	Cascade	F&M	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Cash and due from banks	$107,710	$30,277	$(6,427)	A	$139,460
			4,000	C
			3,900	A
Investment securities	59,286	111,770			171,056
Loans, net	1,035,016	445,993	(680)	D	1,480,329
Premises and equipment, net	22,688	12,879	6,000	D	41,567
Goodwill	6352	—	100,225	B	106,577
Core deposit Intangible	365	—	10,508	B	10,873
Other assets	37,485	11,458			48,943

Total Assets	$1,268,902	$612,377	$117,526		$1,998,805

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total deposits	$1,066,306	$496,935	$(422)	D	$1,562,819
Short-term borrowings and securities sold under agreement to repurchase	2,913	66,963			69,876
FHLB advances	61,109	190			61,299
Junior subordinated debentures	20,619	—	26,500	C	47,119
Other liabilities	13,579	5,785	3,900	A	28,764
			4,203	B
			1,297	D

Total Liabilities	1,164,526	569,873	35,478		1,769,877

Shareholders’ Equity:
Common stock and additional paid in capital	33,706	11,643	(11,643)	A	158,603
			124,552	A
			345	E
Retained earnings	70,571	31,924	(31,924)	A	70,571
Accumulated other comprehensive income (loss)	541	(1,063)	1,063	A	541
Unearned compensation on restricted stock	(442)		(345)	E	(787)
Total Shareholders’ Equity	104,376	42,504	82,048		228,928
Total Liabilities & Shareholders’ Equity	$1,268,902	$612,377	$117,526		$1,998,805

CASCADE AND F&M PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE YEAR ENDING DECEMBER 31, 2005

	Cascade	F&M	Pro Forma Adjustments		Pro Forma Combined

Interest Income
Interest & fees on loans	$69,689	$31,440	$389	F	$101,518
Interest on investments	3,148	3,592			6,740

Total Interest Income	72,837	35,032	389		108,258

Interest Expense
Interest on deposits	10,131	7,334	230	G	17,695
Interest on borrowed funds	3,154	1,812	1,577	H	6,543

Total Interest Expense	13,285	9,146	1,807		24,238

Net Interest Income	59,552	25,886	(1,418)		84,020
Provision for Loan Losses	3,050	1,500			4,550

Net Interest Income After Loan Loss Provision	56,502	24,386	(1,418)		79,470

Non-Interest Income	13,069	5,614			18,683
Non-Interest Expense	34,201	19,384	69	E	55,108
			1,314	I
			140	J

Income before income taxes	35,370	10,616	(2,941)		43,045
Income tax provision	12,934	3,983	(913)	K	16,004
Net Income	$22,436	$6,633	$(2,028)		$27,041

Net Income per Common Share:
Basic	$1.33	$327.31			$1.22
Diluted	$1.29	$327.31			$1.19
Weighted average shares outstanding during the period:
Basic shares (000’s)	16,856	21	(21)	L	22,181
			5,325	L
Diluted shares (000’s)	17,421	21	(21)	L	22,761
			5,340	L

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation and Acquisition

As announced on December 27, 2005, Cascade Bancorp and F&M Holding Company have entered into a definitive merger agreement with terms that provide for 5,325,000 shares of Cascade common stock to be exchanged for 20,766 shares of F&M common stock.  Based on an average Cascade share price of $23.39 on the announcement date, the estimated value of the total stock consideration is $124,551,750.  The total cash consideration is $22,500,000, payable at the date of closing.  From the total cash consideration, $3,902,000 is being held back by Cascade to cover losses that may be realized on certain loans.  The rights of the sellers to receive this contingent consideration will depend on whether certain loans made by F&M are collected or upgraded after the merger becomes effective.

The unaudited pro forma condensed combined financial information gives effect to the acquisition under the purchase method of accounting, and the unaudited pro forma condensed combined balance sheet assumes the transaction occurred on December 31, 2005, reflecting the purchase consideration noted above.

Described below is the pro forma estimate of the total purchase price of the transaction as well as adjustments to allocate the purchase price based on preliminary estimates of the fair values of the assets and liabilities of F&M (in thousands).

Estimated fair value of shares to be issued	$124,552
Cash to be paid to F&M shareholder (before loan related holdback)	22,500
Estimated transaction costs	6,427

Total purchase price	153,479

Carrying amount of F&M net assets at December 31, 2005	42,504
Increase (decrease) in net assets to reflect estimated fair value adjustments under the purchase method of accounting:
Fixed and adjustable rate term loans	(680)
Fixed rate certificates of deposit	422
Premises and equipment	6,000
Less deferred taxes on fair market value adjustments	(1,297)

Fair value of net assets acquired	46,949

Total purchase price in excess of fair value of net assets acquired	107,175
Core deposit intangible, net of deferred taxes	(6,305)

Goodwill	$100,225

Except as discussed in Note 2, there are no adjustments to other asset or liability groups and the book values approximate fair values.

The effects of the transaction, as reflected in the unaudited pro forma condensed combined financial data, will be accounted for by Cascade under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  In accordance with SFAS No. 142, separately identifiable intangible assets other than goodwill must be amortized over their estimated useful lives.  Goodwill will not be amortized to expense, but instead will be reviewed for impairment at least annually and, to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge to earnings will be made.

Note 2 -- Purchase Accounting and Pro Forma Adjustments

A.

Represents the adjustment to record the issuance of 5,325,000 shares of Cascade common stock at $23.39 per share, the elimination of the existing equity accounts of F&M, plus other items associated with the transaction, including cash consideration of $22,500,000, the holdback of $3,900,000, and estimated transaction costs of $6,427,000.

B.	Represents adjustment to record the estimated goodwill and core deposit intangible and associated deferred taxes related to the transaction.

C.	Represents the adjustment to record the planned issuance of $26,500,000 in Trust Preferred debentures: $22,500,000 to fund the acquisition and $4,000,000 to provide additional capital.

D.	Represents the fair market value adjustments to loans, certificates of deposit and premises and equipment of F&M.

E.

Represents the adjustment to record the issuance of 14,728 shares of Cascade restricted stock to F&M employees as retention incentives.  Valued at $23.39 per share and amortized straight line over the five year vesting period.

F.	Represents an adjustment to record the amortization of the estimated fair value adjustment on acquired loans on a straight-line basis over the estimated life of 21 months.

G.	Represents an adjustment to record the amortization of the estimated fair value adjustment on acquired time deposits on a straight-line basis over the estimated life of 22 months.

H.	Represents the adjustment to record the interest expense on the $26,500,000 of Trust Preferred debentures to be issued at an estimated fixed interest rate of 5.951% (3-mo LIBOR plus 1.35%).

I.	Represents the adjustment to record the amortization of the estimated fair value of the core deposit intangible on a straight-line basis over an estimated life of eight years.

J.	Represents the adjustment to record depreciation of the fair market value adjustment on buildings on a straight-line basis over a period of twenty five years.

K.

Represents an adjustment to record the estimated income tax benefit of the above adjustments at 40%. F&M’s federal statutory tax rate increases from 34% to 35% as a result of combined taxable income in excess of $15 million.  Including applicable state income taxes, the applied pro forma tax rate is approximately 40%.

L.

Represents the exchange of 5,325,000 shares of Cascade common stock for 20,766 shares of F&M common stock and the dilutive impact of issuing of 14,728 shares of Cascade restricted stock to F&M employees as retention bonuses.

Stock Price And Dividend Information

Cascade’s common stock is registered under the Securities Exchange Act of 1934, as amended and is traded on the NASDAQ Capital Market under the symbol “CACB”.  The following lists the high and low closing prices beginning with January 1, 2004, for each period, as reported by the NASDAQ Capital Market, and as adjusted for subsequent stock dividends.  Prices do not include retail mark-ups, mark-downs or commissions.  On February 17, 2006, the common stock was held of record by approximately 5800 shareholders. As of March __, 2006, the most recent date prior to the date of this proxy statement, the last sale price of the common stock was $________ per share.  The common stock of F&M is not traded or exchanged on any public market or exchange system.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2006 (through March __, 2006)
High	•	N/A	N/A	N/A
Low	•	N/A	N/A	N/A

2005
High	$20.17	$21.33	$23.34	$24.71
Low	$18.35	$18.58	$20.18	$19.95

2004
High	$18.78	$20.00	$19.65	$22.44
Low	$15.42	$15.48	$16.96	$18.53

Cascade declared a 25% (5:4) stock split in March 2004.  Cascade announced a policy of declaring regular quarterly cash dividends in 1997.  The dividends declared and paid listed below have been retroactively adjusted for past stock dividends and stock splits.

	First Quarter Per Share	Second Quarter Per Share	Third Quarter Per Share	Fourth Quarter Per Share

2006	$0.09	N/A	N/A	N/A
2005	$0.08	$0.08	$0.08	$0.09
2004	$0.06	$0.06	$0.07	$0.07

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

What are the consequences of the Merger to me?

The material consequences for you are as follows.  First, there will be more shares outstanding if the Merger Shares are issued pursuant to the Merger.  This means that the shares of Cascade common stock that you currently own will represent a smaller percentage of the total outstanding shares of Cascade common stock after the Merger than before the Merger.  While we believe the Merger is beneficial to Cascade and its shareholders from a financial perspective, it is possible that the value we anticipate receiving from or occurring as a result of the Merger may not occur at all or may be delayed.  If that happens, then the issuance of the Merger Shares will be dilutive to you both in terms of the percentage of the voting shares that you own and their value in the market place.

Second, following the Merger, David F. Bolger, who is currently the principal shareholder of F&M, will own or control approximately 5.3 million shares of our common stock.  This represents approximately 24% of the voting shares outstanding.  As a result, Mr. Bolger will be our largest shareholder and may be able to influence future decisions of Cascade, subject to certain limitations agreed to in the Shareholders Agreement, dated as of December 27, 2005.

Will F&M shareholders be able to trade the Merger Shares that they receive in the Merger?

Not immediately.  The Merger Shares are being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and applicable state securities laws.  Accordingly, the Merger Shares will be restricted in terms of transfer unless and until the Merger Shares are subsequently registered or there exists an exemption from registration with respect to the transfer of the Merger Shares.  In addition, transfer of the Merger Shares is further restricted under the terms of the Shareholders Agreement.

However, we have agreed to register the Merger Shares on behalf of the F&M shareholders.  We expect to file the registration statement covering the Merger Shares soon after the Merger is completed.  Once the registration statement is declared effective, the Merger Shares will be freely tradable (subject to applicable federal securities laws relating to filing and disclosure obligations and restrictions relating to insider trading) and will be listed on the NASDAQ Capital Market (formerly known as the Small Cap Market System of the NASDAQ Stock Market) under the symbol “CACB.”

What are the consequences to me of an increase in the number of shares reserved for issuance under the Equity Plan?

The purpose of the Equity Plan is to provide economic incentives, in the form of equity in Cascade, for employees, directors and contractors to perform their services to Cascade so as to increase the value of the shares of Cascade common stock.  Under the Equity Plan, the Board of Directors may issues shares of Cascade common stock directly or may issue options to acquire such shares.  The issuance of the shares directly or in the form of options is subject to numerous conditions and restrictions.  The Board of Directors believes that the current number of shares reserved for issuance under the Equity Plan is insufficient to be able to provide such incentives for the foreseeable future.  Approval of the proposal to increase the number of shares so reserved will allow the Board of Directors to issue such shares (or options to acquire such shares) in the future without further shareholder approval.

Why is my vote important?

Under applicable NASDAQ rules, we must obtain the approval of our shareholders before we can issue the Merger Shares and increase the number of shares of Cascade common stock reserved for issuance under the Equity Plan.  We will be obligated to pay F&M $5 million if we do not obtain the necessary shareholder approval for issuance of the Merger Shares.

We must first establish a quorum at the Special Meeting.  A quorum will be established if a majority of the outstanding shares of Cascade common stock is present in person or by proxy at the Special Meeting.  Thus, your failure to submit a proxy or to attend the Special Meeting could have the effect of preventing a quorum and, thus, the approval of the issuance of the Merger Shares and the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan.  If you do not submit a proxy or attend the Special Meeting, if we nonetheless have sufficient shares to constitute a quorum then your failure to vote will not have any effect on the outcome of either of these proposals.

Any proposal to adjourn the meeting will be approved if a majority of the shares of Cascade stock present at the Special Meeting votes in favor of the proposal.

The directors and executive officers of Cascade beneficially own and have the right to vote 611,282 shares, or approximately 3.6% of the shares entitled to be voted at the Special Meeting.  We expect these individuals will vote in favor of approval of the issuance of the Merger Shares in connection with the Merger Agreement and Merger, in favor of the proposal to increase the number of shares reserved for issuance under the Equity Plan and in favor of any adjournment proposal.

What happens if I return my proxy but do not indicate how to vote my shares?

If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted FOR approval of the issuance of the Merger Shares, FOR approval of an increase in the number of shares reserved for issuance under the Equity Plan and FOR any adjournment proposal.  If you return an unsigned proxy card, your proxy will be invalid, and your shares will not be deemed present or voted at the Special Meeting.

Can I change my vote after I have mailed my signed proxy card?

Yes.  You may change your vote at any time before your proxy is voted at the Special Meeting, as follows:

•	You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

•	You may complete and submit a later-dated proxy card;

•	If you voted electronically, you may return to the website and recast your votes; or

•	You may attend the Special Meeting and vote in person.

If you choose either the first, second or third method above, you must submit your notice of revocation or your new proxy card to us or cast you votes on the website prior to the Special Meeting.

When will the Merger occur?

We currently expect to complete the Merger in April.  The Merger will occur after the issuance of the Merger Shares is approved by our shareholders and the other conditions to the Merger are satisfied or waived.  In particular, the Merger cannot and will not occur without receipt of all necessary regulatory approvals. Cascade and F&M are working toward completing the Merger as quickly as possible.

What do I need to do now?

We encourage you to read this proxy statement in its entirety.  Important information is presented in greater detail elsewhere in this proxy statement and the documents attached as appendices to this proxy statement.

Following review of this proxy statement, please complete, sign, and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares can be voted at the Special Meeting.

What if I choose not to read the incorporated documents?

Information contained in a document that is incorporated by reference is part of this proxy statement, unless it is superseded by information contained directly in this proxy statement or in documents filed with the Securities and Exchange Commission after the date of this proxy statement is considered to have been disclosed to you whether or not you choose to read the document.

What risks should I consider?

You should review carefully the discussion of “Risk Factors” and the factors considered by the Cascade Board of Directors in approving the Merger Agreement and Merger.  See “The Merger -- Background of the Merger” and “---Reasons for the Merger.”

Who can help answer my questions?

If you have questions about the Merger, the Special Meeting, your proxy, or if you need additional copies of this document or a proxy card, you should contact:

Debbie Bleile, Executive Assistant
Cascade Bancorp
1100 NW Wall Street
Bend, Oregon 97701
Phone: (541) 385-6205
Fax: (541) 382-8780
e-mail: debbieb@botc.com

FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are not facts and that are subject to risks and uncertainties.  These include but are not limited to: the benefits of the proposed merger, including projected future financial and operating results and accretion to Cascade’s projected earnings that may be realized from the merger; the plans, objectives and expectations of Cascade; and projected growth in particular markets.  The ability of Cascade to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ.

Factors that could cause actual results to differ include but are not necessarily limited to difficulties or delays in completing the acquisition, difficulties in integrating the assets, liabilities, systems, customers and personnel of the two operations, higher than expected costs related to the acquisition, a materially adverse change in the financial condition of either Cascade or Farmers & Merchants State Bank, fluctuations in interest rates, changes in deposit flows and in the demand for loans, changes in real estate values which could affect the quality of the assets securing the loans of either bank, inflation, changes in government regulations, deterioration in economic conditions generally or within the markets in which Cascade and Farmers & Merchants State Bank conduct their operations , and changes or increases in competition within those markets.  For a discussion of additional factors, which could cause results to differ, please se e Cascade’s reports filed with the Securities and Exchange Commission.

These risks and uncertainties should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade and PSLRA’s safe harbor provisions.

RISK FACTORS

Completion of the Merger represents an investment by Cascade in F&M’s business, which will subject Cascade’s shareholders to certain risks.  You should carefully consider the following risk factors as well as other information contained in this proxy statement, before deciding how to vote with respect to the issuance of the Merger Shares.

Farmers & Merchants State Bank has had Bank Regulatory Compliance Difficulties

Farmers & Merchants State Bank has deficiencies in its bank regulatory compliance management system, including weak oversight of its compliance function, insufficient internal monitoring procedures and an inadequate internal audit function.  Although Cascade has a strong bank regulatory compliance management system, and believes it will be able to remedy Farmers & Merchants State Bank’s deficiencies following the Merger, implementation of remedial measures may take significant time and expense.

We May Not Be Able To Raise The Necessary Funds To Pay The Cash Component Of The Merger Consideration

Of the total consideration to be paid to the F&M shareholders, approximately $18.6 million (approximately $22.5 million if the Contingent Consideration is paid) will be in the form of cash.  We expect to raise these funds by issuance of trust preferred securities prior to the closing of the Merger (assuming we receive the shareholder approval of the issuance of the Merger Shares).  There is no guaranty that we will be able to raise such funds.  If we are unable to do so, we may not be able to close the Merger and may  have to pay F&M and Mr. Bolger up to $1 million as compensation for expenses incurred by them in connection with negotiating the terms of the Merger and performing their obligations under the Merger Agreement.  In addition, we would have incurred costs and expenses in excess of $1.5 million without achieving the benefits from the Merger.

The Integration Of The Two Banking Operations May Not Be Completed Smoothly, Resulting In Loss of Customers

Shortly after the Merger is effective, Farmers & Merchants State Bank will merge with and into Bank of the Cascades.  There is a risk that some of the existing customers of Farmers & Merchants State Bank will not stay with the bank following the Merger.  Additionally, the cost of integrating the operations of the banks and the holding companies could exceed estimates and not result in increased banking activity, revenues or profits.  Further, there may be delays in effecting the conversion which could cause confusion and disruption in the business of those branches involved in the transaction.

Merger Related Costs Could Exceed Estimates; Expected Consolidation Savings May Not Materialize

We estimate that we will incur approximately $6.4 million dollars in costs and expenses at the time the Merger is consummated.  These costs include investment banking, accounting and legal fees in connection with the Merger as well as severance, retention and bonus payments.  Additional costs include system integration and contract termination penalties.  Our actual costs could exceed these estimates.

Further, we anticipate that, as a result of the Merger, various cost savings will accrue to the combined organization by eliminating duplicate positions and reducing costs for outside services, including accounting, regulatory compliance, marketing and data processing.  We may not be able to realize the cost savings anticipated in the amount or within the time anticipated.

The Market Value Of Cascade Common Stock To Be Received By F&M Shareholders Will Fluctuate Prior To Closing.

Upon completion of the Merger, each share of F&M common stock will be exchanged for the right to receive shares of Cascade common stock.  There will be no adjustment to the exchange ratio for changes in the market price of Cascade shares.  The market value of the Cascade shares issued upon completion of the Merger will depend on the market value of Cascade shares at that time and could vary significantly from the market value on the date of this proxy statement or the date of the Special Meeting.  Accordingly, at the time of the Special Meeting, you will not know the value of the Merger Shares we will issue in the Merger.  An unexpected change in the performance or prospects of either Cascade or the stock market in general will likely influence the market value of the Merger Shares.

Future Results Of Cascade May Differ Materially From The Pro Forma Financial Information Presented In This Document.

Future results of Cascade may be materially different from those shown in the unaudited pro forma combined financial information.  That pro forma information is based on assumptions that may prove to be incorrect.  In particular, assumptions regarding expenses and revenue may be higher or lower than we have estimated, depending on how costly or difficult it is to integrate Farmers & Merchants State Bank into Bank of the Cascades.  Furthermore, those expenses may decrease the capital of Cascade that could be used for profitable, income-earning investments in the future.

The Integration Of F&M May Place Heavy Demands On Cascade’s Management Resources.

Cascade’s management believes that a substantial amount of its attention and effort will need to be directed at deriving the benefits and efficiencies expected from the Merger.  If factors beyond the control of Cascade management divert attention away from its integration and training plans, then Cascade might be unable to realize some or all of the anticipated benefits of the Merger.

The Issuance of Shares of Cascade Common Stock (or Options to Acquire Such Shares) May be Dilutive to You

Under the terms of the Equity Plan, the Board of Directors has considerable discretion with respect to the issuance of shares of Cascade common stock (and options to acquire such shares) under the Equity Plan and the terms and conditions with respect thereto.  The Board of Directors may elect to issue the shares or grant the options on terms that may be dilutive to existing Cascade shareholders.  If the Equity Plan Proposal is approved, the number of shares of Cascade common stock reserved for issuance under the Equity Plan would increase from 787,500 shares to 1,587,500 shares (an increase of 800,000 shares).

Farmers & Merchants State Bank has had Bank Regulatory Compliance Difficulties

Farmers & Merchants State Bank has deficiencies in its bank regulatory compliance management system, including weak oversight of its compliance function, insufficient internal monitoring procedures and an inadequate internal audit function.  Although Cascade has a strong bank regulatory compliance management system, and believes it will be able to remedy Farmers & Merchants State Bank’s deficiencies following the Merger, implementation of remedial measures may take significant time and expense.

Mr. Bolger Will Acquire a Significant Block of Cascade Common Stock

Immediately following the Merger Mr. Bolger and his designees will hold approximately 24 percent of the outstanding shares of Cascade common stock.  It is expected that the shares of Cascade common stock will be registered for trading shortly following the Merger, and there will be no restrictions thereafter on the ability of Mr. Bolger and his designees to sell their shares of Cascade common stock, other than those restrictions set forth in the Shareholders Agreement and those found in applicable federal securities laws, including provisions regarding filing and disclosure requirements and insider trading restrictions.  Any sale of a large block of that stock could have the effect of depressing the market price for shares of Cascade common stock.

SPECIAL MEETING OF CASCADE SHAREHOLDERS

When and Where the Meeting Will Be Held

The Special Meeting will be held at The Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 17, 2006 at 5:30 p.m. PST

Purpose of the Meeting

The purposes of the Special Meeting are to consider and vote upon:

•	Approval of the issuance of the Merger Shares;

•	Approval of the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan;

•

Approval of any proposal to adjourn the Special Meeting if necessary in order to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the issuance of the Merger Shares; and

•	Approval of any other matter that is properly brought before the Special Meeting.

Who May Vote

If you were a shareholder of Cascade as of the close of business on February 17, 2006 (the “Record Date”), you are entitled to vote at the Special Meeting.  As of the Record Date, there were 17,082,567 shares outstanding held by approximately 5,800 holders of record.

Voting By Proxy

You do not have to attend the Special Meeting to vote your shares.  You may vote your shares by proxy if you wish.  You may mark the enclosed proxy card to indicate your vote on the matters presented at the meeting, and the individuals whose names appear on the proxy card will vote your shares as you instruct.  We urge you to submit your proxy as your earliest convenience through the Internet at www.proxy.com, or by mail using the enclosed postage paid reply envelope.

If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of the issuance of the Merger Shares, in favor of the Equity Plan Proposal and in favor of any adjournment proposal.  In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Special Meeting.  The Board of Directors has named Patricia Moss and Greg Hoffman, M.D. as the proxy holders.  Their names appear on the proxy form accompanying this proxy statement.  You may name another person to act as your proxy if you wish, but that person would need to attend the Special Meeting in person or further vote your shares by proxy.

Revoking a Proxy

You may revoke your proxy at any time before the vote is taken at the Special Meeting.  You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Corporate Secretary of Cascade (in person or in writing by mail) of your wish to revoke your proxy by mail.  If you wish to revoke your proxy my mail, your revocation must be received by the Cascade Corporate Secretary no later than 5:00 p.m., local time, on Friday, April 14, 2006, the last business day before the Special Meeting.  You may also revoke your proxy by oral request if you are present at the Special Meeting.

You may still attend the Special Meeting even if you have submitted a proxy.  You should be aware that simply attending the Special Meeting will not, of itself, revoke a proxy.

Please complete, date, and sign the accompanying proxy and return it promptly to us in the enclosed, postage-paid envelope, even if you plan to attend the Special Meeting.

How We Determine a Quorum

We must have a quorum to conduct any business at the Special Meeting.  Shareholders holding at least a majority of the outstanding shares of common stock must either attend the Special Meeting or submit proxies to have a quorum.  If you come to the Special Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

The named proxies will vote your shares as you instruct on your proxy.  We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders.  Each share is entitled to one vote.

A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee.  A broker may only vote those shares if the beneficial owner gives the broker voting instructions.  We will count broker non-votes as present for establishing a quorum.

Approval of the Issuance of the Merger Shares

Assuming the existence of a quorum, the issuance of the Merger Shares will be approved if a majority of the votes cast are voted in favor of the proposal.  An abstention or a broker non-vote will not affect the vote in favor or against the issuance of the Merger Shares.

Approval of the Equity Plan Proposal

Assuming the existence of a quorum, the increase in the number of shares of Cascade common stock reserved for issuance under the Equity Plan will be approved if a majority of the votes cast are voted in favor of the proposal.  An abstention or a broker non-vote will not affect the vote in favor or against the Equity Plan Proposal.

Approval of Any Adjournment Proposal

The affirmative vote of those shares of Cascade common stock present in person or by proxy is required to adjourn the Special Meeting.  An abstention or a broker non-vote will not affect the approval of an adjournment proposal, assuming the existence of a quorum.

Shares Held By Directors and Officers

As of the Record Date, directors and executive officers of Cascade beneficially owned 611,282 shares, all of which are entitled to vote, including 37,650 shares of Cascade common stock that are held in Cascade’s 401(k) plan and are voted by the trustees of the plan, all of whom are Cascade executive officers of Cascade.  These shares constitute approximately 3.6% of the total shares outstanding and entitled to be voted at the Special Meeting.  We expect all directors and executive officers to vote in favor of all proposals.

Costs of Solicitation

Cascade will bear the cost of soliciting proxies from its shareholders.  Cascade has retained Morrow & Co., Inc., to assist Cascade in soliciting proxies. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication.  Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies.  Officers and other employees of Cascade and its bank subsidiary, Bank of the Cascades, acting on Cascade’s behalf, may solicit proxies personally.  Cascade may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ISSUANCE OF THE MERGER SHARES AND “FOR” THE EQUITY PLAN PROPOSAL.

BACKGROUND OF AND REASONS FOR MERGER

How Did the Merger Come About?

Starting in late 2004 and early 2005, the Cascade Board of Directors began considering specific strategic initiatives to foster the growth of Cascade and Bank of the Cascades.  Included in these initiatives was the possibility of acquiring other entities in strategic markets in which Bank of the Cascade operated or desired to operate.

In February of 2005, Cascade’s investment banker, RBC Capital Markets Corporation (“RBC”) presented information to the Cascade Board of Directors as to the mergers and acquisition environment in the banking industry and strategic strengths and weaknesses as well as the financial viability of various potential targets.  Broad issues affecting the mergers and acquisition environment were discussed.  The Cascade Board of Directors also discussed the impact from any such transactions on Cascade and its shareholders.

In March of 2005, Cascade’s President and Chief Executive Officer, Patricia Moss, began informal discussions with Clarence Jones, the Chairman and former Chief Executive Officer of Farmers & Merchants State Bank regarding a potential merger between Cascade and F&M.  Ms. Moss also contacted Mr. Bolger for similar reasons.  Between March 7 and April 25, Ms. Moss spoke on several occasions with Messrs. Jones and Bolger with regard to a possible merger of F&M into Cascade.

At the April 25, 2005 meeting of the Cascade Board of Directors, the directors discussed the potential merger with F&M.  They reaffirmed the strategic value of the markets in which Farmers & Merchants State Bank operated, and discussed the impact on Cascade from Mr. Bolger becoming the largest Cascade shareholder, the proposed financial terms and the financial impact on Cascade.  The directors also examined the strength of the management team for Farmers & Merchants State Bank and other operational issues associated with the merger.  After a lengthy discussion, the directors authorized Cascade management to continue the discussions with the principals of F&M and to indicate to F&M the Cascade’s Board of Directors interest in moving forward assuming key human resource, credit and financial issues could be addressed and resolved favorably.

On May 16, 2005, the Cascade Board of Directors met and again discussed the possible merger with F&M.  Ms. Moss reported that a meeting was pending with the F&M principals.  The Cascade Board of Directors discussed possible terms of a merger.

On May 25, 2005, Ms. Moss met with Messrs. Jones and Bolger and Thomas M. Wells, counsel to Mr. Bolger and a member of the F&M Board of Directors.  Ms. Moss presented information regarding Cascade and the Bank of the Cascades and the potential benefits from a merger.  Mr. Bolger indicated that he remained interested but uncommitted.

On June 20, 2005, the Cascade Board of Directors met and discussed the status of the negotiations.  Ms. Moss briefed the directors on her meeting with Messrs. Jones, Bolger and Wells.  The Cascade Board of Directors indicated that a possible merger with F&M remained attractive to Cascade and directed Ms. Moss to continue discussions with F&M.

Between June 20, 2005 and July 27, 2005, Ms. Moss continued to discuss with Messrs. Jones and Bolger a possible merger with F&M.  On July 27 and 28, 2005, Mr. Bolger visited Cascade’s corporate offices and branches in the Bend and surrounding areas.  On July 28, 2005, Gary Capps, former Chairman of the Cascade Board of Directors, dined with Ms. Moss and Mr. Bolger and discussed a possible merger.  On July 29, 2005, Gary Hoffman, the current Chairman of the Cascade Board of Directors, joined Ms. Moss and Mr. Bolger for breakfast, during which Mr. Bolger indicated that he was favorably impressed with Cascade and its operations and, while uncommitted, would consult with his advisors regarding a possible merger.

On August 15, 2005, the Cascade Board of Directors met and Ms. Moss briefed the directors on the status of her discussions with Mr. Bolger regarding a possible merger with F&M.  The directors felt that continued discussions were worthwhile and also directed Ms. Moss to negotiate with RBC regarding its role as financial advisor to Cascade with respect to the potential merger.

Between August 5 and September 15, 2005, the parties continued to discuss the merger and the various associated terms, conditions and issues.  On September 15, 2005, the parties signed a confidentiality agreement and, thereafter, the parties exchanged information regarding each company and its respective operations.  The parties also began negotiating the terms under which the merger would occur.

On September 29, 2005, the Cascade Board of Directors met to consider authorizing management to send a non-binding letter of interest to acquire F&M.  At that meeting, the Board of Directors discussed certain issues relative to the potential transaction.  These issues included evidence that F&M held certain loans classified as substandard and special mention.  The Board of Directors agreed that any potential offer must include credit related hold-back or escrow provisions if due diligence indicated a higher than expected credit quality risk.  The Board of Directors also discussed the issue of Cascade having a large single shareholder as a result of the merger.  Also, the Board of Directors considered the issue of F&M regulatory compliance deficiencies with respect to data integrity in Home Mortgage Disclosure Act reporting, flood insurance, and FDIC recommendations regarding a more formal audit and compliance program.  The Board of Diretors believed that Cascade’s compliance program would ameliorate these deficiencies after merger, and so these issues would not materially affect pricing considerations.

On October 3, 2005, RBC, on behalf of Cascade, presented a letter of interest to Mr. Bolger’s financial advisors and set forth proposed terms under which the merger would occur.  The proposal total consideration of $125 million included $16 million in cash and the remainder in shares of Cascade common stock.  In view of his potentially large shareholder position, the letter also proposed that Mr. Bolger be empowered to appoint two directors to serve on the Board of Directors upon closing of the merger.  The offer was subsequently rejected by Mr. Bolger but the parties continued their negotiations.

On October 5, 2005, Ms. Moss and Mr. Newton from Cascade, representatives of RBC and Messrs. Bolger, Jones, and Robert Rogowski, a representative of McAdams Wright Ragen Inc., on behalf of F&M met and discussed earnings projections, revenue enhancements, cost savings and other factors that could affect the valuation of the merger.

On October 7, 2005, the Cascade Board of Directors met and discussed the status of the discussions with F&M.  Representatives from RBC attended at the request of the directors.  Representatives from RBC discussed the status of the negotiations, including that Mr. Bolger had rejected the original acquisition price but that other terms and conditions had been favorably received.  They indicated that both parties shared a vision of the value and potential of the combined company.  Discussions ensued with respect to valuation and pricing.  Representatives from RBC noted that the difference in the parties expectations had been narrowed.  They also revisited the valuation model RBC had presented earlier, focusing on cost savings and projected F&M earnings, retention of key employees and customers.  Following further discussions, the Board of Directors approved increasing the price range up to $140 million in total consideration.

Following the meeting, Ms. Moss and representatives of RBC met with representatives of F&M and, on October 18, Cascade presented a revised letter of interest, including a proposed price for Farmers & Merchants of $139 million.  The offer included $22.5 million in cash and $116.5 million in shares of Cascade common stock.

Following further discussions between the parties, on October 22 Ms. Moss and Mr. Bolger came to agreement on the nominal price of the merger at $140 million, with remaining issues relating to the exchange ratio, allocation of the purchase price between stock and cash and other essential terms unresolved.

Between October 18 and October 27, the parties continued to discuss the various terms and conditions and on October 27, 2005, Ms. Moss and Mr. Bolger reached agreement on all material economic terms, including total consideration of approximately $140 million based upon $22.5 million in cash and 5,325,000 shares of Cascade common stock, subject in the case of Ms. Moss to approval by the Cascade Board of Directors.

On October 28, 2005, the Cascade Board of Directors met by telephone to discuss the potential merger.  Representatives from RBC participated telephonically at the request of the Cascade Board of Directors and gave a general update regarding structure and pricing.  The Board of Directors considered scenarios where the fixed exchange of shares could cause total consideration to increase or decrease because of possible fluctuations in the price of Cascade stock.  The Board indicated its general willingness to proceed on the terms outlined by Ms. Moss, subject to final documentation and further due diligence by Cascade.

Between November 1 and December 23, 2005, the parties conducted due diligence and continued their discussions and negotiations regarding the specific terms and conditions in the Merger Agreement and Shareholders Agreement.  With respect to the Shareholders Agreement, Cascade directors believed that, taken as a whole, the agreement provided reasonable balance between maintaining Mr. Bolger’s rights as a shareholder, and supporting an independent board and management.

On December 23, 2005, the Cascade Board of Directors convened a meeting to review the terms of the Merger Agreement, the Shareholders Agreement and the Merger.  The meeting was recessed and re-convened on December 27, 2005.  At that date and because of the increase in Cascade’s stock price since the fixed share exchange had been agreed in late October, total consideration for F&M had risen to approximately $147.1 million (including $3.9 million contingent consideration related to credit quality of specified loans).  RBC provided a verbal opinion (subsequently affirmed in writing) that the per share merger consideration offered by Cascade at that date was fair, from a financial point of view, to Cascade.  The Cascade Board of Directors approved the final drafts of the Merger Agreement and Shareholders Agreement and on that day the agreements were executed by the various parties.

Reasons for the Merger - General

The Merger combines two banking companies that both operate in historically fast growing markets.  We believe that this will enable Cascade to grow at an above average rate in terms of loans, deposits, and profitability, resulting in above average financial returns.  In addition, the Merger provides advantages in terms of market and economic diversification and is expected to improve operating efficiencies.  We believe that Cascade will be able to provide additional products and services to its depositors, while enabling Bank of the Cascades to make larger loans to its borrowing customers.  Cascade and F&M share a commitment to community banking that emphasizes responsiveness to local markets and the delivery of personalized services to customers.  At the same time, the expansion into the Boise area markets is expected to provide Cascade with additional loan opportunities, which should further diversify the loan portfolios of the banks.  Further, the increased capital of the combined banks will permit larger loans to existing and new customers.

The Merger is expected to provide increased efficiencies and other cost savings, particularly in the area of data processing and the consolidation of other administrative operations.  Due to its increased size, we believe we will be able to acquire and utilize technology and human resources more efficiently than we or F&M alone could do as independent entities. The Merger is also expected to increase the management depth of the combined company and its banking subsidiary, enhancing their competitive ability.

Further, the Merger ultimately is expected to result in a broader public market for the common stock, which may increase the combined company’s shareholder base and market capitalization and provide greater market interest in and liquidity for shareholder investments.

The Cascade Board of Directors believes for the above reasons as well as the reasons set forth below, that the Merger would be in the best interest of its company’s shareholders.

Reason for Merger – Cascade

The Cascade Board of Directors believes that the Merger would allow Cascade to expand into fast growing market areas currently served by Farmers & Merchants State Bank and enhance the growth in Cascade’s profitability on financially attractive terms and through complementary operating models while posing manageable execution risks, all of which should lead to increased shareholder value.  The Cascade Board of Directors believes that the greater Boise (Ada County) market represents an opportunity to expand market share.  Farmers & Merchants State Bank holds approximately 6.9% of the deposits in the Ada Country market as of June 30, 2005.

The Cascade Board of Directors believes that the Merger will best advance its strategic plan because of its belief that the combination of two financially strong institutions with complementary business strategies will create a stronger combined institution with greater size, flexibility, breadth of services, efficiency and profitability than Cascade would possess on a stand-alone basis.  The Cascade Board of Directors believes that each institution is well managed and possesses management philosophies and a strategic focus that are compatible to those of the other.

At its meeting convened on December 23, 2005 and concluded on December 27, 2005, the Cascade Board of Directors determined that the Merger was fair to and in the best interest of Cascade based on several factors, including the opinion of its financial advisor.

In reaching this determination, the Cascade Board of Directors consulted with Cascade’s management as well as its financial, accounting and legal advisors and considered a number of factors including the following:

•	The effectiveness of the Merger in implementing and accelerating Cascade’s growth strategy;

•

A presentation by management of (i) its due diligence review of F&M, including the business, operations, earnings, asset quality, financial conditions, and corporate culture of F&M on a historical, prospective, and pro forma basis, (ii) product compatibility, the compatibility of corporate goals and the respective contributions the parties would bring to Cascade, (iii) the enhanced opportunities for growth that the Merger makes possible as a result of wider market breadth and size of its community banking markets, (iv) the opportunity to expand its legal lending limits owing to greater capitalization of Cascade and (v) the expanded opportunities for revenue enhancement and synergies that are expected to result from the Merger;

•	The terms of the Merger Agreement and other documents executed in connection with the Merger, which are generally reciprocal in nature;

•	The opinion of RBC Capital Markets Corporation, discussed elsewhere in this proxy statement, that as of December 27, 2005, that the Merger was fair, from a financial point of view, to Cascade;

•	The opportunity to strengthen and deepen the management team by integrating the existing management teams of Cascade and F&M; and

•	The financial, tax and accounting effects of the Merger.

The Cascade Board of Directors did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

Reasons for the Merger – F&M

The Board of Directors and Mr. Bolger, the principal shareholder of F&M, each believes that the merger of two financially strong institutions with complementary business strategies will create a combined institution with greater size, flexibility, breadth of services, efficiency and profitability than F&M could achieve on a stand-alone basis.  Mr. Bolger believes that the Merger strengthens and deepens the management team.  He also anticipates expanded opportunities for revenue enhancement and synergies will result from the Merger.

Mr. Bolger has concluded that the Merger will enhance the banking career path opportunities for most employees of F&M, and that the Merger will enable continued commitment to customer service and community banking in the greater Boise market.

Recommendations of the Cascade Board of Directors

The Board of Directors of Cascade unanimously recommends that the Cascade shareholders vote FOR the approval of the issuance of the Merger Shares and FOR the approval of any adjournment proposal.

Opinion of Cascade’s Financial Advisor

By agreement dated October 6, 2005, Cascade retained RBC to provide a fairness opinion in connection with the Merger.  As part of its investment banking business, RBC is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

On December 23, 2005, the Cascade Board of Directors convened a meeting to evaluate the proposed Merger.  At the resumption of this meeting on December 27, 2005, RBC rendered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion, the per share merger consideration offered by Cascade was fair, from a financial point of view, to Cascade.  Except as otherwise disclosed herein, there were no limitations imposed by Cascade on RBC in connection with its rendering of the fairness opinion.

•

The full text of RBC’s written fairness opinion, which sets forth the assumptions made and matters considered, is attached as Appendix C to this proxy statement.  You should read RBC’s opinion in its entirety.  You should also consider the following when reading the discussion of RBC’s opinion in this document:

•

RBC’s opinion is directed only to the consideration offered in the Merger and does not constitute a recommendation to any Cascade shareholder as to how such stockholder should vote on the proposed transaction;

•

The RBC opinion does not address the relative merits of the Merger and the other business strategies considered by the Cascade Board of Directors, nor does it address the Board’s decision to proceed with the Merger;

•	RBC expressed no opinion as to the prices at which Cascade common stock will actually trade at any time;

•

The summary information regarding RBC’s opinion and the procedures followed in rendering such opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

•	In arriving at the opinion, RBC, among other things:

•	reviewed financial and other information that was publicly available, including SEC and regulatory filings and related disclosures, for both Cascade and F&M;

•	analyzed certain internal financial projections and other financial and operating data prepared by the management of F&M;

•	discussed with senior management of each of Cascade and F&M their views on each company’s respective past and current business operations, results thereof, financial condition and future prospects;

•

compared the historical stock prices and trading volumes for Cascade common stock, as well as certain financial and market information for Cascade and F&M, with similar information for certain other banking companies whose securities are publicly traded;

•	reviewed the Merger Agreement;

•

analyzed certain bank mergers and acquisitions on a national basis for institutions deemed to be reasonably similar to F&M, and compared the proposed financial consideration in the Merger with the consideration paid in other relevant mergers and acquisitions;

•	assessed the pro forma impact of the Merger on Cascade and F&M; and

•	conducted such other financial studies, analyses and investigations as RBC deemed appropriate for purposes of its opinion.

RBC’s opinion was directed only to the Cascade Board of Directors and is not intented to be and does not constitute a recommendation to any Cascade shareholder regarding how any shareholder should vote with respect to the Merger. RBC has given its written approval to the inclusion of its opinion and the reference to RBC as Cascade’s financial advisor in this proxy statement.

In performing its review and arriving at its opinion, RBC assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with RBC.  RBC did not make any independent evaluation or appraisal of specific assets or liabilities, the collateral securing the assets or the liabilities of Cascade or F&M or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Cascade and F&M).  RBC assumed, without independent verification, that the aggregate allowances for loan losses for Cascade and F&M are adequate to cover those losses.  RBC also assumed the following with regard to its review:

•	The financial projections reviewed with management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the future financial performance of F&M;

•	The Merger would be consummated in accordance with the terms of the Merger Agreement, without material waiver or modification;

•	The representations and warranties of each party in the Merger Agreement and in all related documents referred to in the Merger Agreement are true and correct;

•	Each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party in such documents;

•

The transaction will qualify as a tax-free reorganization for United States federal income tax purposes and all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Cascade and F&M, or on the anticipated benefits of the Merger; and

•	There has been no material change in Cascade or F&M assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to RBC.

In connection with rendering its fairness opinion to the Cascade Board of Directors, RBC performed a variety of financial analyses.  The following is a summary of such analyses, but does not purport to be a complete description of the RBC analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description.  RBC believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying RBC’s opinion.  You should also understand that the order of analyses (and results thereof) described does not represent relative importance or weight given to these analyses by RBC.

In performing its analyses, RBC made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Cascade, F&M or RBC. Any estimates contained in RBC’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.  Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  No company or transaction utilized in RBC’s analyses was identical to Cascade and F&M or the Merger.  Because such estimates are inherently subject to uncertainty, RBC assumes no responsibility for their accuracy.

The financial forecast information furnished to RBC by F&M was prepared by F&M management.  As a matter of policy, F&M does not publicly disclose internal management forecasts, projections or estimates of the type furnished to RBC in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure.  These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of F&M management, including, without limitation, general economic, regulatory and competitive conditions.  Therefore, actual results may vary significantly from the projections.

          Summary of Proposal.  The F&M common stock issued and outstanding immediately before the Merger shall be converted into the right to receive from Cascade the following (the “Merger Consideration”):  (i) 5,325,000 shares of Cascade common stock, no par value (the “Merger Shares”), (ii) approximately $18,598,000 by wire transfer of immediately available funds (the “Cash Consideration”), and (iii) a contingent additional cash payment in an amount not to exceed approximately $3,902,000 plus interest thereon, as more particularly described in the Merger Agreement and in this proxy statement (the “Contingent Consideration”).

          Stock Trading History.  RBC reviewed the history of reported trading prices and trading volumes for Cascade common stock and the relationship between the movements in Cascade common stock relative to movements in certain stock indices, including the Standard & Poor’s 500 Index and the median performance of a peer group of selected publicly traded West Coast based banking companies.  For the one-year period ended December 23, 2005, the relative performance of Cascade to the indices mentioned is as follows:

1 Year

Cascade	+16.5%
S&P 500 Index	+4.8%
Cascade Peer Index	+7.0%

          Discounted Cash Flow Valuation.  RBC performed a discounted cash flow valuation to estimate a range of present aggregate values for F&M assuming F&M continued to operate as a stand-alone entity.  RBC calculated the theoretical aggregate value of F&M based on the present value of (i) an initial distribution to shareholders to reduce the tangible equity to tangible assets ratio of F&M to 6.50%, (ii) implied dividends per share over a five-year period, assuming F&M could dividend out all current earnings as long as its ratio of tangible equity to tangible assets remained at 6.50%, and (iii) the terminal value, or the theoretical value of F&M at the end of the five-year period.  RBC based the projected aggregate value for F&M on internal management estimates.  The terminal values are based upon a range of earnings multiples at which similarly sized banking institutions could be expected to trade over the long term of 12 to 14 times earnings.  RBC used a range of discount rates of 12% to 14%, which it deemed appropriate for a company with F&M’s risk characteristics.  RBC determined that the implied aggregate value of F&M ranged from $113.7 million to $138.8 million based on the earnings multiple assumptions for the terminal value as summarized below:

Aggregate Value ($MM)

		Discount Rates

		12%	13%	14%

	12x	$121.8	$117.7	$113.7
Terminal Value	13x	$130.3	$125.8	$121.6
	14x	$138.8	$134.0	$129.4

The results of the discounted cash flow analysis using implied dividends does not purport to reflect the absolute aggregate value range for F&M.  Discounted cash flow analysis is a widely used valuation method, but the results of this method are highly dependent upon numerous assumptions, including earnings growth rates, dividend payout rates, multiples to terminal earnings and discount rates.

          Comparable Public Company Analysis.  RBC reviewed certain financial, operating and stock market performance data of 20 publicly traded banks headquartered in California, Oregon and Washington each with total assets between $0.4 billion and $0.8 billion and a return on average assets exceeding 1.0% using data as of September 30, 2005.  The peer companies were as follows:

•	American River Bankshares	AMRB
•	Bank of Commerce Holdings	BOCH
•	Bank of Marin	BMRC
•	BWC Financial Corp	BWCF
•	City Bank	CTBK
•	Columbia Bancorp	CBBO
•	Community Bancorp, Inc.	CMBC
•	Community Valley Bancorp	CVLL
•	Desert Community Bank	DCBK
•	First Northern Community Bancorp	FNRN
•	FNB Bancorp	FNBG
•	Heritage Financial Corporation	HFWA
•	Heritage Oaks Bancorp	HEOP
•	Pacific Continental Corporation	PCBK
•	PremierWest Bancorp	PRWT
•	San Joaquin Bank	SJQN
•	Southwest Community Bancorp	SWCB
•	Temecula Valley Bancorp, Inc.	TMCV
•	United Security Bancshares	UBFO
•	Washington Banking Company	WBCO

          RBC analyzed the relative performance and value of F&M by comparing certain publicly available financial data of F&M with that of its peer companies, including tangible equity to tangible assets, loans to deposits, return on assets, return on equity, market price to last twelve months earnings per share and market price to book value.  All stock prices were closing prices as of December 23, 2005.  The analyses yielded the following comparison of the medians for the peer companies with F&M, respectively:

	F&M Peers	F&M

Tangible equity to tangible assets	8.13%	7.14%
Loans to deposits	90.6%	88.9%
Return on average assets (MRQ)	1.57%	1.19%
Return on average equity (MRQ)	17.92%	17.11%
Market price to LTM earnings per share	15.9x	NA
Market price to 2005 estimated EPS	15.3x	NA
Market price to book value	244%	NA
Market price to tangible book value	269%	NA

          Analysis of Selected Merger Transactions.  RBC reviewed the proposed consideration paid, or proposed to be paid, in other merger transactions and compared the consideration to be received in the Merger to solely bank transactions announced since January 1, 2005.  Specifically, RBC reviewed 38 acquisitions involving national banks.  Total assets for the national banks were between $0.25 billion and $1.0 billion.  These transactions were as follows:

National Bank Acquisitions since January 1, 2005

Acquirer	Target

First Community Bancorp	Foothill Independent Bancorp
Wintrust Financial Corporation	Hinsbrook Bancshares, Incorporated
Seacoast Banking Corporation of Florida	Big Lake Financial Corporation
Primetrust Bank	Bank of the South
Susquehanna Bancshares, Inc.	Minotola National Bank
Cullen/Frost Bankers, Inc.	Alamo Corporation of Texas
Synovus Financial Corp.	Banking Corporation of Florida
Alabama National BanCorporation	Florida Choice Bankshares Inc.
UCBH Holdings, Inc.	Great Eastern Bank
Pinnacle Financial Partners, Inc.	Cavalry Bancorp, Inc.
Fidelity Holding Company	Fidelity Bancshares, Inc.
Investor group	LDF Incorporated
FNB Corp.	Integrity Financial Corporation
First Community Bancorp	Cedars Bank
Synovus Financial Corp.	Riverside Bancshares, Inc.
Liberty Bancshares, Inc.	Russellville Bancshares, Inc.
BancorpSouth, Inc.	American State Bank Corporation
North American Bancshares, Inc.	State Bank & Trust of Seguin, Texas
First Republic Bank	First Signature Bank & Trust Company
New York Community Bancorp, Inc.	Long Island Financial Corp.
Whitney Holding Corporation	First National Bancshares, Inc.
Commerce Bancorp, Inc.	Palm Beach County Bank
BMO Financial Group	Edville Bankcorp, Incorporated
ABC Bancorp	First National Banc, Inc.
Capital Bank Corporation	1st State Bancorp, Inc.
East West Bancorp, Inc.	United National Bank
NBT Bancorp Inc.	CNB Bancorp, Inc.
Western Illinois Bancshares Inc.	Midwest Bank of Western Illinois

National Bank Acquisitions since January 1, 2005

Acquirer	Target

FLAG Financial Corporation	First Capital Bancorp, Inc.
Cullen/Frost Bankers, Inc.	Horizon Capital Bank
First Arkansas Bancshares, Inc.	Lake Hamilton Enterprises, Inc.
PrivateBancorp, Inc.	Bloomfield Hills Bancorp, Inc.
First Citizens Bancorporation, Inc.	Summit Financial Corporation
First National Security Company	First Community Banking Corporation
Pacific Capital Bancorp	First Bancshares, Inc.
Mercantile Bankshares Corporation	Community Bank of Northern Virginia
Willow Grove Bancorp, Inc.	Chester Valley Bancorp Inc.
Fulton Financial Corporation	SVB Financial Services, Inc.

In reviewing the comparable transactions, RBC examined the multiples at announcement of price to tangible book value, price to LTM earnings, price to 2005 estimated earnings and premium to core deposits.  These analyses yielded the following comparisons of the medians for the bank transactions, respectively:

	National Bank Deals	The Merger*

Price to LTM earnings	23.2x	22.0x
Price to 2005 estimated earnings	23.0x	21.0x
Premium to core deposits	24.4%	26.8%
Price to tangible book value	271%	349%

* LTM data for F&M as per 11/30/05

          Affordability Valuation Analysis.  RBC analyzed and calculated a range of values which a buyer would assign to F&M assuming such buyer had a required internal rate of return of 12%, 14% and 16%.  This valuation methodology is similar to the discounted cash flow approach used earlier, and uses the financial projections of F&M, the same terminal value earnings multiples of 12 to 14 times earnings, and the same target ratio of tangible equity to tangible assets of 6.50%.  The analysis uses anticipated synergies and cost savings equal to 10% of F&M’s non-interest expense, to be phased in 75% in 2006.  The analysis also includes a one time restructuring charge of 2.9% as a percent of the aggregate transaction value.

          Based on these variables and inputs, RBC determined that a buyer could afford to pay the following aggregate price for F&M, assuming different required internal rates of return and different terminal price to earnings multiples:

		Terminal Value Aggregate Value ($MM)

		10% Cost Savings

		12x	13x	14x

Required	12%	$142.0	$151.5	$161.0
Internal Rate	14%	$130.5	$139.1	$147.8
of Return	16%	$120.1	$128.0	$135.9

          Pro Forma Merger Analysis.  RBC analyzed the changes in the earnings per share, book value and tangible book value represented by the issuance of Cascade common shares at the exchange ratio and the payment of the cash component of the Merger Consideration, as well as the impact of the Merger on the combined company’s market capitalization, total assets, loan portfolio, deposit base and net income.  This analysis uses the Merger Consideration as provided in the Merger Agreement, whereby F&M shareholders will receive approximately $147.1 million based on 5,325,000 Cascade shares and Cascade’s closing price of $23.39 on December 23, 2005 and $22.5 million in cash.  The analysis is also based upon:  (i) September 30, 2005 balance sheet information for F&M and Cascade, (ii) projected 2005 and 2006 earnings based on management estimates for F&M and based on First Call consensus earnings estimates for Cascade, as well as projected synergies from the Merger, (iii) projected one-time costs and restructuring charges associated with the Merger, and (iv) an estimated financing cost of trust preferred securities to account for the cash component of the Merger Consideration.

          RBC reviewed the analysis of Cascade on a pro forma basis: Based on a Cascade closing stock price as of December 23, 2005 of $23.39, with projected synergies, the transaction would be expected to be approximately $0.04 or 2.83% accretive to the 2006 pro forma GAAP earnings per share of Cascade with the issuance of approximately 5.325 million Cascade shares in the Merger.  At a $23.39 stock price the transaction is projected to be accretive to Cascade’s book value per share approximately 75.39% and dilutive to Cascade’s tangible book value per share by 15.3%.

          Contribution Analysis.  Based upon the fixed exchange ratio as provided in the Merger Agreement, shareholders of F&M would receive 5,325,000 new Cascade shares at a Cascade stock price of $23.39, which was the closing price of Cascade common stock on December 23, 2005.  F&M shareholders would own approximately 24.0% of the pro forma shares outstanding at such stock price.  F&M would contribute approximately 30.1% of the assets, 29.9% of the loans, 29.8% of the deposits and 29.8% of the equity to the combined pro forma entity.  Based upon First Call analyst consensus estimates for Cascade and internal management projections for F&M, F&M is projected to contribute approximately 28.0% of the pro forma combined net income in 2006, excluding the impact of cost savings.

          Consideration to RBC.  Cascade agreed to pay RBC a retainer fee of $25,000, a fairness opinion fee of $100,000 upon delivery of the fairness opinion to the Board of Directors of Cascade, and a transaction fee of $350,000 (net of the $25,000 retainer), payable upon successful completion of the Merger.  Cascade has also agreed to reimburse RBC for all reasonable travel, legal and other out-of-pocket expenses incurred in performing the services described herein.  Cascade has agreed to indemnify RBC and related persons against certain liabilities, including certain liabilities under the federal securities laws, from and arising out of or based upon RBC’s engagement on Cascade’s behalf with regard to the Merger.

          In the ordinary course of business, RBC may effect transactions, for its own account or for the accounts of customers, and hold at any time a long or short position in securities of Cascade.  In the past five years, RBC has provided to Cascade financial advisory, investment banking, capital raising and other services unrelated to the proposed Merger, and has received fees for the rendering of these services. Apart from the consideration above, RBC has received no fees from Cascade in the two years prior to its engagement as advisor for the F&M Merger.  RBC is a market maker in the common stock of Cascade.

THE MERGER AGREEMENT AND MERGER

The following description of the Merger Agreement and Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, attached as Appendix A.  Shareholders are urged to read the Merger Agreement in its entirety.

General

The Merger Agreement provides that a wholly-owned subsidiary of Cascade will be merged with and into F&M.  F&M will continue as the surviving corporation and, as a result of that merger, F&M will be a wholly-owned subsidiary of Cascade and the shareholders of F&M will become shareholders of Cascade.  As soon as possible following the effective time of the Merger, (i) F&M will be merged with and into Cascade, with Cascade being the surviving corporation, and (ii) Farmers & Merchants State Bank, a wholly-owned subsidiary of F&M, will merge with and into Bank of the Cascades, a wholly-owned subsidiary of Cascade, with Bank of the Cascades being the surviving entity.  Cascade intends to continue to do business as Farmers & Merchants in the markets currently served by Farmers & Merchants State Bank for the foreseeable future.

Conversion of F&M Common Stock

At the time the Merger is effective (the “Effective Time”), the outstanding shares of F&M will be converted into the right to receive a total of approximately $18,598,000, plus 5,325,000 Merger Shares and the right to receive approximately $3,902,000 in additional consideration after the closing of the Merger if the following conditions are met: Cascade either collects certain identified loans previously extended by Farmers & Merchants State Bank or its evaluation of the loans indicates that collectibility has sufficiently improved.  The number of Merger Shares issued may be adjusted in the event Cascade changes the number of shares of common stock outstanding prior to the Effective Time through such corporate transactions as stock splits, reverse stock splits, stock dividends, recapitalizations and similar events.

Contingent Consideration

During the two year period commencing on the closing date of the Merger, if any identified loan is either graded “acceptable” by Cascade, or is paid in any amount exceeding applicable reserves, a portion of the Contingent Consideration plus interest will be paid to the shareholders of F&M.  If an identified loan is subject to a charge-off during that period in excess of applicable reserves, Cascade will retain that portion of the Contingent Consideration.  This period extends indefinitely for one loan.

Expenses of the Merger

Mr. Bolger will pay all the costs and expenses incurred by F&M for legal and financial advisory services rendered in connection with the negotiation and consummation of the Merger as described in the Merger Agreement  and neither F&M nor Cascade will have any responsibility for any such costs and expenses.  F&M will pay all other costs and expenses incurred by it in connection with the negotiation and consummation of the Merger. Cascade will be responsible for all of its costs and expenses associated with the Merger.

Share Ownership at Effective Date

As a result of the Merger, current Cascade shareholders will hold approximately 76% of the outstanding shares of common stock of Cascade and Mr. Bolger (or parties to whom he may transfer the shares of Cascade common stock he receives in the Merger) will hold or control approximately 24% of the outstanding shares of common stock of Cascade.

Fractional Shares

No fractional shares will be issued by Cascade in exchange for the F&M shares.  Instead, Cascade will pay cash for any fractional share that a holder of F&M shares has the right to receive under the Merger Agreement.

Exchange of Stock Certificates

On the date all of the conditions to the Merger have been satisfied and the Merger is closed (the “Closing Date”) and simultaneously with the Effective Time, Cascade will deliver to each holder of F&M stock a certificate representing the number of Merger Shares that the recipient is entitled and a certificate representing the amount of the Contingent Consideration that the recipient is entitled, and will pay to the shareholders of F&M the portion of the Cash Consideration and any payment for fractional shares to which such holders are entitled.  Upon delivery of the certificate and funds as described above, the outstanding shares of F&M will be deemed to be cancelled.

Certificates for Cascade Common Stock

All shares of Cascade common stock issued and outstanding at the Effective Time will remain issued and outstanding as shares of Cascade and no action is required of any Cascade shareholder to conclude the Merger.

Merger of F&M and Subsidiary Banks

As soon as possible after the Effective Time, F&M will merge with and into Cascade, with Cascade being the surviving corporation, and Farmers & Merchants State Bank will merge with and into Bank of the Cascades, with Bank of the Cascades being the surviving entity.  Cascade anticipates that it will continue to do business as Farmers & Merchants in the markets in which Farmers & Merchants State Bank currently operates for the foreseeable future.

Resulting Board of Directors and Board of Advisors

In connection with the Merger and under the terms of the Shareholders Agreement, the Cascade Board of Directors increased the size of its Board of Directors by two, from eight to ten, and has agreed to nominate Clarence Jones, Farmers & Merchants State Bank Chairman and former CEO, and Thomas M. Wells, Esq., of F&M’s current board of directors, to the Cascade Board of Directors, as of the Effective Time, and to elect these individuals to the Board of Directors of Bank of the Cascades, as of the Effective Time.  In addition, at the Effective Time, Mr. Bolger will be named as Director Emeritus of Cascade.   Director Emeritus is an honorary position and, as such, Mr. Bolger will have no voting authority, will not receive any form of compensation, will not attend board meetings and will not have access to confidential information. Mr. Bolger will be recognized at Cascades’ Annual Shareholder’s meeting and certain public events and will be invited to the annual board/management dinner and other events in the Board’s discretion. If the Merger does not closes, Messrs. Jones, Wells and Bolger will not take office.  If the Cascade shareholders do not elect Messrs. Jones and Wells to the Cascade Board of Directors, the Cascade Board of Directors will appoint these individuals to the Cascade Board of Directors as of the Effective Time.

If, prior to the Effective Time, any of the foregoing persons becomes unavailable to serve or if a director resigns or otherwise ceases to serve as a director following the Effective Time, Mr. Bolger has the right to appoint a substitute nominee and the Cascade Board of Directors will appoint such nominee to the Cascade Board of Directors and the Board of Directors of Bank of the Cascades, effective as of the Effective Time or for election to the Cascade Board of Directors after the Effective Time if Mr. Bolger retains voting control over a sufficient number of shares of Cascade’s common stock so long as such nominees are reasonable acceptable to the Cascade Board of Directors and are not affiliated with a competitor of Cascade or the Bank of the Cascades.

In addition, following the Merger, the existing Board of Directors of Farmers & Merchants State Bank will be constituted as an advisory board of the Bank of the Cascades and will continue to receive directors’ fees in accordance with Farmers & Merchants State Bank’s director compensation policies as in effect on

December 27, 2005 through the date that they serve as members of the an advisory board, which the parties have agreed will be at least December 31, 2006.  That policy as it will apply after the Effective Time generally provides that each director is paid $1,000 per board meeting.  In addition, at the closing of the Merger, Cascade will pay $25,000 to each former non-management director of Farmers & Merchants State Bank.

Shareholders Agreement

In connection with the Merger Agreement, Cascade and certain of F&M’s shareholders, including Mr. Bolger, entered into the Shareholders Agreement.  The Shareholders Agreement restricts the transfer of the Merger Shares and sets forth the rights of Mr. Bolger to nominate certain persons to the Board of Directors of Cascade and the Bank of the Cascades.  The agreement also requires certain of F&M’s shareholders, including Mr. Bolger, to vote their shares of Cascade common stock (a) in favor of all persons nominated by the Board of Directors to become directors of Cascade and (b) in favor of any matters submitted to the Cascade shareholders by the Cascade Board of Directors other than respect to a change in control of Cascade.  Until the occurrence of a “performance event,” as such term is defined in the Shareholders Agreement, they have also agreed, except under certain circumstances, not to solicit proxies from other shareholders of Cascade, not to initiate any tender offer for shares of Cascade common stock and not take any steps to initiate a change in control of Cascade.  Additionally, until the occurrence of a “performance event” and subject to certain exceptions, they have agreed to communicate only with the Board of Directors any concerns he may have regarding Cascade or Bank of the Cascades.

Executive Officers of Cascade and Bank of the Cascades

Except as discussed above with respect to the additional members of the Board of Directors of Cascade and the board of advisors and Board of Directors of Bank of the Cascades and as noted below, it is anticipated that each of the current executive officers of Cascade and Bank of the Cascades will continue to serve in those roles following the Effective Time.  Michael Delvin will continue as President of Bank of the Cascades and Michael Mooney will continue as President of the Farmers & Merchants operations in Idaho.

Conduct of Business Pending the Merger

The Merger Agreement provides that prior to the Effective Time, Cascade and F&M will continue to conduct their respective businesses only in the ordinary course and in material compliance with all applicable laws and regulations, and use all reasonable efforts to preserve their respective present business organizations, retain the current management, and preserve the goodwill of all persons with whom they have significant business dealings.  In addition, the Merger Agreement provides that:

•

without the consent of the other party, neither party will engage in transactions affecting the capitalization, including amending its charter documents, declaring dividends (except in limited circumstances), issuing stock (except in limited circumstances), or redeeming stock (except in limited circumstances in the case of F&M);

•

without the consent of the other party, neither party will take any action or omit to take any action that could reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by the Merger Agreement not being satisfied in an expeditious manner or could reasonably be expected to materially impair the ability of the party form performing its obligations under the Merger Agreement and the transactions contemplated thereunder;

•

the parties will share information with the other regarding any event, condition that would result in a material breach of each party’s respective representations and warranties in the Merger Agreement and will provide each party with a reasonably detailed written description of the event or condition as then known to the disclosing party and such additional information thereafter regarding such event or condition as the receiving party reasonably requests;

•

the parties will cooperate with each other, and furnish to each other all information necessary or desirable in connection with making any filing and will pursue to completion the approvals by governmental entities necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•

each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement;

•

except as may be prohibited by law, each party will permit the other party, and its respective employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with their respective bank’s business operations, full access to its and its respective bank’s personnel, consultants, premises, books, files and records, including loan files and litigation files, and will furnish to the other party such financial and operating data and other information with respect to the business and assets of the parties and their respective banks as the other party may reasonably request.  In addition, Cascade will provide to F&M such financial and operating data and other information with respect to the business and assets of Cascade and any of Cascade’s subsidiaries as F&M reasonably requests; and

•

to the extent reasonably practicable, the parties will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements (including this proxy statement and any relevant portions of any reports filed pursuant to the Securities Exchange Act of 1934, as amended) with respect to the transactions contemplated by the Merger Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation.  Nothing in the Merger Agreement, however, prohibits Cascade from making any required disclosure as a result of its status as a public company and, in such event, Cascade agrees, to the extent practicable, to consult with F&M prior to the filing of any such report or communication and to provide F&M with a copy of such reports or communications promptly upon release.

In addition, F&M agrees:

•	not to adopt any change, other than required under accounting principles generally accepted in the United States, in its accounting policies, procedures or practices;

•	not to increase the rate or terms of compensation except as specifically provided in the Merger Agreement;

•	not to enter into, amend or renew any material contracts except in the ordinary course of business;

•	not to borrow funds (or become liable for the repayment of borrowed funds) except in the ordinary course of business;

•	not to sell, lease or transfer or agree to sell, lease or transfer any if its assets other than in the ordinary course of business;

•	not to grant or agree to grant any lien or other encumbrance on its assets other than in the ordinary course of business;

•

not to acquire control or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loan to customers;

•

not to renew, modify or amend the terms of any existing loan with a principal amount in excess of $500,000 or forgive any amount owing under the terms of any existing loan with a principal amount in excess of $100,000, except in limited circumstances;

•	not to make or commit to make any capital expenditures which individually exceed $50,000 or in the aggregate exceed $250,000 except as provided in the Merger Agreement;

•

not to (a) knowingly permit Mr. Bolger or any of F&M’s officers, directors or other representatives to enter into, approve or directly or indirectly initiate contact with any person or group in an effort to solicit, any transaction in which a person or group will merge or consolidate with F&M, acquire substantially all of the assets or liabilities of F&M, or acquire securities representing 20% or more of the stock of F&M (a “Change in Control Transaction”) or (b) authorize or knowingly permit any officer, director or any other person representing or retained by F&M to directly furnish or cause to be furnished any non-public information concerning its business, properties or assets to any person in connection with any possible Change in Control Transaction;

•

not fewer than five (5) days prior to the Closing Date, to prepare and deliver to Cascade an updated, unaudited consolidated balance sheet of Farmers & Merchants State Bank dated as of fifteen (15) days prior to the Closing Date (the “Closing Balance Sheet”), which must include the consolidated shareholders’ equity without giving effect to any negative mark to market bond portfolio adjustment in excess of $800,000 (the “Closing Consolidated Shareholders’ Equity”);

•

implement, following consultation with Cascade, a bonus plan for the 2006 calendar year applicable to employees of F&M and Farmers & Merchants State Bank in accordance with the guidelines set forth in the Merger Agreement;

•	use its commercially reasonable efforts to have certain of its obligations described in the Merger Agreement be fully satisfied or to have F&M be released from any liability therefor; and

•

to use its reasonable best efforts to obtain written agreements from all holders of units under F&M Year 2000 Stock Appreciation Right Plan (the “SAR plan”) providing for the acceleration of vesting, payment by Cascade and cancellation, immediately following the Effective Time, of all units issued thereunder.

•

In addition, F&M and Mr. Bolger agree to promptly notify Cascade of receipt by F&M or any of its officers or directors or by Mr. Bolger, as applicable, of any proposal, solicitation, indication of interest or other communication by any person or group relating to any potential Change in Control Transaction, whether oral or written, communicated by any person or group to F&M or Mr. Bolger.

In addition to the covenants set forth above with respect to Cascade and F&M, Cascade agrees to the following additional covenants:

•

not to enter into any agreement or letter of intent regarding any acquisition proposal or accept or endorse any acquisition proposal that in either case does not contemplate the consummation of the Merger; and

•	to call the Special Meeting and to prepare and distribute this proxy statement.

Indemnity

Subject to the provisions of Oregon law, from and after the Effective Time, Cascade has agreed to indemnify and advance expenses to F&M and Farmers & Merchants State Bank’s current officers and directors to the same extent that F&M is obligated to indemnify and advance expenses to such officers and directors under its articles of incorporation or charter and bylaws or under any indemnification agreement between F&M or Farmers & Merchants State Bank and any current officer or director.  Cascade has no obligation to indemnify F&M and Farmers & Merchants State Bank’s officers or directors, however, against any claim, action, suit or proceeding (including any shareholder derivative or similar proceeding) initiated or brought by Mr. Bolger or any affiliate of Mr. Bolger, or in which Mr. Bolger or his affiliate is the real party in interest.

Employment Related Matters

Under the Merger Agreement, Cascade agrees to continue to pay each person who was an employee of F&M or Farmers & Merchants State Bank immediately prior to the Effective Time the base salary such former employee was paid as of immediately prior to the Effective Time, until the first anniversary of the Effective Time or the termination of such person’s employment with Cascade or its subsidiaries, whichever occurs first.  Nothing in the Merger Agreement, however, requires Cascade or any of its subsidiaries to retain any such employee for any particular period following the Effective Time.  All such employees shall continue to be at-will employees.  Moreover, Cascade may change the base salary of any such employee following a transfer of such employee to a new position at Cascade that requires the performance of materially different duties.

Following the merger of the banks, the existing Board of Directors of Farmers & Merchants State Bank, other than Messrs. Jones and Wells, will be constituted as an advisory board of Bank of the Cascades, and will continue to receive directors’ fees in accordance with Farmers & Merchants State Bank’s director compensation policies as in effect on the date of the Merger Agreement through the date that they serve as members of an advisory board of Bank of the Cascades (which the parties have agreed shall be at least through December 31, 2006). That policy as it will be applied after the Effective Time generally provides that each director is paid $1,000 per board meeting.  In addition, simultaneously with the closing of the Merger, Cascade has agreed to pay $25,000 by wire transfer of immediately available funds to each former non-management director of Farmers & Merchants State Bank.

Cascade also has agreed to allocate up to $1,000,000 (less certain deductions) as additional compensation and benefits payable to F&M employees (the “Retention Compensation”).  The Retention Compensation may include salary adjustments, option or restricted stock grants and cash bonuses, severance payments or combinations thereof.  The Retention Compensation will be allocated prior to the Closing Date as agreed by the Presidents of Cascade and Farmers & Merchants State Bank, and may be paid prior to or after the Effective Time, as agreed by the Presidents of Cascade and Farmers & Merchants State Bank prior to the Closing Date.

After the Effective Date, Cascade and its subsidiaries will either continue the benefit plans maintained by F&M and Farmers & Merchants State Bank immediately prior to the Effective Time (the “F&M Benefit Plans”) or may terminate any such benefit plans and shift the former employees of F&M and Farmers & Merchants State Bank to the comparable benefit plan then made available to employees of Cascade and its subsidiaries (the “Cascade Benefit Plans”).  Notwithstanding the foregoing, (i) Cascade and its subsidiaries may terminate certain F&M Benefit Plans described in the Merger Agreement without providing comparable coverage under Cascade Benefit Plans and (ii) if requested by Cascade prior to the Effective Time, the Board of Directors of F&M have agreed to adopt a resolution terminating the F&M 401(k) plan effective immediately prior to the Effective Time.  Each former F&M or Farmers & Merchants State Bank employee will be credited with the years of service he or she has been credited with under comparable F&M Benefit Plans.  If Cascade elects to shift former employees of F&M and Farmers & Merchants State Bank to a Cascade vacation benefit plan, any vacation taken in 2006 prior to the Effective Time will be subtracted under the Cascade vacation plan from the employee’s vacation entitlement for 2006.  With respect to any individuals who were covered participants under the welfare benefit plans of F&M or Farmers & Merchants State Bank immediately prior to the Effective Time, Cascade will (i) waive any preexisting conditions and waiting periods under the welfare benefit plans of Cascade or any of its subsidiaries that provide healthcare and disability benefits to the same extent that such conditions and waiting periods were satisfied under the comparable F&M Benefit Plans, and (ii) cause such plans to honor any expenses incurred by such individuals under similar healthcare and disability benefit plans of F&M or Farmers & Merchants State Bank during the portion of the calendar year in which the Merger occurs for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses.

Conditions to the Merger

The Merger is subject to certain conditions set forth in the Merger Agreement.  In the event that those conditions remain unsatisfied and the Merger has not been completed on or before September 29, 2006, the Merger Agreement may be terminated by either party (except that a party may not terminate the Merger Agreement if such party’s failure to perform its obligations under the Merger Agreement results in the failure of the Merger to be consummated).

The Merger can only occur if:

•	The issuance of the Merger Shares in connection with the Merger Agreement and the Merger have been approved by the Cascade shareholders;

•

All consents, approvals or orders of authorization of, or actions by any governmental entities required for the consummation of the Merger and the other actions contemplated by the Merger Agreement have been obtained and all registrations, declarations or filings with any governmental entities have been made; and

•

No judgment, order, decree or law entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition is in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a material adverse effect on Cascade or F&M.

Cascade is obligated to effect the Merger only if the following additional conditions are satisfied or waived by Cascade:

•	Subject to exceptions set forth in the Merger Agreement, F&M’s representations and warranties set forth in the Merger Agreement are true and correct in all respects as of the Closing Date;

•

F&M and Mr. Bolger have performed in all material respects all obligations required to be performed by each of them under the Merger Agreement at or prior to the Closing Date, and have executed and delivered all documents required to be delivered pursuant to the Merger Agreement;

•	Since November 30, 2005, there shall not have been any material adverse change in F&M;

•	Farmers & Merchants State Bank’s allowance for loan loss balance shall not have fallen below 1.45% of the total gross loans;

•

Cascade receives from Davis Wright Tremaine LLP, special counsel to Cascade, on the Closing Date, an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	Cascade receives the audited financial statements of F&M for the fiscal years ended December 31, 2004 and 2005;

•

The Closing Consolidated Shareholders’ Equity shall not be less than $45,000,000; provided, that if the Closing Consolidated Shareholders’ Equity is less than $45,000,000, Mr. Bolger has agreed to purchase shares of F&M common stock immediately prior to the Effective Time with an aggregate purchase price equal to the difference between $45,000,000 and the Closing Consolidated Shareholders’ Equity; and

•	F&M executes and/or delivers, or is prepared to execute and/or deliver, all documents and instruments required to be executed and/or delivered by it on the Closing Date under the Merger Agreement.

The obligation of F&M and Mr. Bolger to effect the Merger is further subject to satisfaction or waiver by them of the following conditions

•

Subject to the exceptions set forth in the Merger Agreement, the representations and warranties of Cascade and its subsidiaries set forth in the Merger Agreement are true and correct in all respects as of the Closing Date;

•

Cascade performs in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and executes and delivers all documents required to be delivered by it pursuant to the Merger Agreement;

•

Mr. Bolger receives from Sullivan & Cromwell LLP, special counsel to Mr. Bolger, on the Closing Date, an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•

Mr. Bolger receives from Davis Wright Tremaine LLP on the Closing Date an opinion to the effect that, the Merger Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights; and

•	Cascade executes and/or delivers, or is prepared to execute and/or deliver, all documents and instruments required to be executed and/or delivered by it on the Closing Date under the Merger Agreement.

Waiver of Conditions; Amendment or Termination of the Merger Agreement

The Merger Agreement provides that Cascade or F&M may waive any condition precedent to its own obligations under the Merger Agreement, including any default in performance of any obligation of the other or the time for compliance or fulfillment of any obligation of the other, provided that such a waiver is permitted by law.

The Merger Agreement may be amended at any time before or after the Cascade shareholder approval is obtained.  No amendment that under applicable law requires Cascade shareholder approval, however, may be made without such approval.

Termination

The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time as follows:

•	by mutual written consent of F&M and Cascade;

•	by either F&M or Cascade:

(i)

if the Merger is not consummated on or before September 29, 2006; provided, however, that the right to terminate the Merger  Agreement on that basis is not available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time;

(ii)

if (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other governmental entity having competent jurisdiction enjoining F&M and Cascade from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable; or

(iii) if certain judgments, orders or legal restraints or prohibitions are in effect and have become final and non-appealable.

•	by F&M:

(i) if the shareholders of Cascade do not approve the issuance of the Merger Shares in connection with the Merger Agreement prior to June 30, 2006;

(ii)

if the Board of Directors of Cascade or management of Cascade fails to recommend in good faith the approval of the issuance of the Merger Shares, or rescinds or adversely modifies any such recommendation, in each case for any reason;

(iii)

if Cascade misrepresents, breaches or fails to perform in any material respect any of its representations, covenants or other agreements contained in the Merger Agreement and, as a result, the conditions to F&M’s obligation to close the transactions contemplated by the Merger Agreement are not capable of being satisfied (a “Cascade Default”); provided that if such Cascade Default is curable by Cascade through the exercise of commercially reasonable efforts, then F&M may not terminate this Agreement under this provision unless F&M gives Cascade written notice of the Cascade Default and Cascade fails to cure such Cascade Default within twenty (20) days after delivery of such notice; and

•

by Cascade, if F&M misrepresents, breaches or fails to perform in any material respect any of its representations, covenants or other agreements contained in the Merger Agreement and, as a result, the conditions to Cascade’s obligation to close the transactions contemplated by this Agreement are not capable of being satisfied (an “F&M Default”); provided that if such F&M Default is curable by F&M through the exercise of commercially reasonable efforts, then Cascade may not terminate this Agreement under this provision unless Cascade gives F&M written notice of the F&M Default and F&M fails to cure such F&M Default within twenty (20) days after delivery of such notice.

Effect of Termination

Except as set forth below, if the Merger Agreement is terminated, no party will have any resulting liability or obligations to the other parties.

•

if the Merger is not consummated as a result of a willful breach by Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, or a willful failure of performance by Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, in any material respect of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement of Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, as applicable, then F&M is entitled to payment by Cascade, in case of a willful breach or failure on Cascade’s part, or Cascade is entitled to payment by F&M, in the case of a willful breach or failure on F&M’s or Mr. Bolger’s part, of a termination fee of $7 million, as liquidated damages;

•

if the Merger is not consummated as a result a non-willful breach by Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, or a non-willful failure of performance by Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, in any material respect of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement of Cascade, on the one hand, or F&M and Mr. Bolger, on the other hand, as applicable, then F&M and Mr. Bolger shall be entitled to payment by Cascade, in case of a non-willful breach or failure on Cascade’s part, or Cascade shall be entitled to payment by F&M, in the case of a non-willful breach or failure on F&M’s or Mr. Bolger’s part, in an amount equal to the non-breaching party’s or parties’ out-of-pocket expenses, not to exceed $1 million, in connection with the negotiation, execution and performance of such party’s or parties’ obligations under the Merger Agreement;

•

(i) the failure of the shareholders of Cascade to approve the issuance of the Merger Shares in and of itself will not be considered a per se willful breach of the Merger Agreement; provided, however, that this does not preclude in any way a willful breach relating to any act or omission that gave rise to, affected or influenced in any way, such failure; and (ii) a failure by Cascade to have available the cash consideration immediately prior to the Effective Time will constitute a willful breach unless one or more third party financing sources has refused to provide financing to Cascade following the occurrence of certain conditions;

•

if the shareholders of Cascade fail to approve the issuance of the Merger Shares at the Special Meeting and certain other triggering conditions are satisfied, then F&M shall be entitled to receive a termination fee of $5 million from Cascade upon termination of the Merger Agreement for any event or by any party;

•	in no event shall any party be entitled to more than one fee payment pursuant to the foregoing.

Effective Time and Closing of the Merger

The Effective Time is defined as Noon Idaho time on the Closing Date and the Closing Date is defined as a date on or after April 1, 2006, which shall be no later than the fifth (5th) business day after satisfaction or waiver of the conditions to the Merger (unless the parties agree to another Closing Date).

On the Closing Date, the parties will file articles of merger with the Secretary of State of the State of Oregon and the Secretary of State of the State of Idaho.  Cascade currently anticipates that the Merger will be completed in April 2006.

No Dissenters’ Rights

Under applicable Oregon law, shareholders do not have the right to dissent from the Merger and obtain payment for the appraised value of their shares.

Resales of Stock by Affiliates of F&M

The Merger Shares are being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and applicable state securities laws.  The Merger Shares will be restricted in terms of transfer unless and until the Merger Shares are subsequently registered or there exists an exemption from registration.  Moreover, the transfer of the Merger Shares is further restricted by the terms of the Shareholders Agreement.

However, Cascade has agreed to register the shares of Cascade common stock on behalf of the F&M shareholders.  Cascade expects to file the registration statement covering those shares soon after the Merger is completed.  Once the registration statement is declared effective, the Merger Shares will be freely tradable (subject to applicable securities laws relating to filing and disclosure requirements and restrictions relating to insider trading) and will be listed on the NASDAQ Capital Market under the symbol “CACB.”

Expenses

The Merger Agreement provides that Mr. Bolger will pay the costs and expenses incurred by F&M for legal and financial advisory services rendered in connection with the negotiation and consummation of the Merger as described in the Merger Agreement and neither F&M nor Cascade will have any responsibility for any such costs and expenses.  F&M will pay all other costs and expenses incurred by it in connection with the negotiation and consummation of the Merger and Cascade will be responsible for all of its costs and expenses associated with the Merger.  Upon completion of the Merger, other expenses, including severance payments, will be incurred and paid by Cascade.

EQUITY PLAN PROPOSAL

In 2002, the Cascade shareholders approved the 2002 -  Equity Incentive  Plan.  A total of 787,500 shares are currently reserved for issuance under the 2002  Equity Incentive  Plan.  In 2003, the shareholders approved an amendment to allow the issuance of restricted shares of Cascade common stock as well as options to acquire shares of Cascade common stock under the 2002  Equity Incentive  Plan (as amended, the “2002 Plan”) .

The 2002 Plan is in addition to the Cascade Incentive Stock Option Plan, adopted by the Cascade shareholders in 1994 (the “1994 Plan”).  Since the adoption of the 2002 Plan, no additional options have been granted under the 1994 Plan.

As of March 10, 2006, 119,076 shares have been issued, 444,775 shares are subject to outstanding stock options and 223,649 shares (increasing to 1,023,649 if the Equity Plan Proposal is approved) of Cascade common stock remain eligible for issuance under the 2002 Plan.   As of March 10, 2006, an additional 1,074,432 shares have been issued and 405,051 shares are subject to outstanding stock options under the 1994 Plan.  No further options will be granted under the 1994 Plan.

The Cascade Board of Directors believes the shares remaining to be issued under the 2002 Plan is inadequate for the needs of Cascade for the foreseeable future.  Accordingly, on January 30, 2006, the Cascade Board of Directors approved an amendment to the 2002 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 2002 Plan from 787,500 shares to 1,587,500 shares (an increase of 800,000 shares) and directed that the proposed amendment be submitted to the Cascade shareholders for consideration at the Special Meeting.

THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE EQUITY PLAN PROPOSAL.

Purpose

The purpose of the 2002 Plan is to promote the long-term best interest of Cascade, its subsidiaries and its shareholders by providing a means whereby key employees and directors of the Company who contribute materially to the success and profitability of the Company may be granted  restricted stock and incentive and/or nonqualified stock options to purchase shares of Cascade common stock. Grants under the 2002 Plan have recognized and rewarded, and will continue to recognize and reward, outstanding individual performances and contributions and give, and will continue to give, such persons a proprietary interest  in Cascade, enhancing their personal interest in Cascade’s continued success and performance. This program also assists, and will continue to assist Cascade and its subsidiaries, in attracting and retaining key employees and qualified corporate directors. Cascade believes that employees and directors who own shares of Cascade’s common stock will have a closer identification with Cascade and greater motivation to work for Cascade’s success by reason of their ability as shareholders to participate in Cascade’s growth and earnings.  Options granted under the 2002 Plan may be incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified options or restricted stock.

Administration of the 2002 Plan

The 2002 Plan is administered by the Compensation Committee. Subject to the terms of the 2002 Plan,  the Compensation Committee has the sole discretion and authority to select those persons to whom awards will be made (“participants”), to designate the number of shares to be covered by each award, to establish vesting schedules including accelerated and performance vesting based on Cascade’s performance, to specify all other terms of the awards (subject to certain restrictions), and to interpret the 2002 Plan.

Eligible Persons

Under the 2002 Plan, Cascade may award restricted stock and qualified and non-qualified stock options to employees  and  directors of Cascade (as determined by the Compensation Committee), provided that under applicable provisions of the Code, only officers and other employees are eligible to receive incentive stock options under the 2002 Plan.  Assuming the Merger is approved and closes, Cascade will have ten directors and more than 500 officers and employees of Cascade and the Bank of the Cascades (including the employees of the Farmers and Merchants operations) some of  whom may be considered for stock awards under the 2002 Plan.

Shares Subject to the 2002 Plan

The total number of shares of common stock that may be issued under the 2002 Plan is 787,500 shares, subject to adjustment  as provided in the 2002 Plan. The Equity Plan Proposal would increase that number by 800,000 to 1,587,500 shares of common stock. The number of shares covered by an award under the 2002 Plan reduces the number of shares available for future awards under the 2002 Plan. Any shares subject to an award that expires, terminates, or is surrendered for cancellation, however, may again become available for new awards under the 2002 Plan.

Stock Options

With respect to the stock options under the 2002 Plan that are intended to qualify as “incentive stock options” under Section 422 of the Code, the option price must be at least 100% (or, in the case of a holder of more than 10% of the shares of Cascade common stock, 110%) of the fair market value of a share of  Cascade common  stock on the date of the grant of the stock option. The Compensation Committee will establish,  at the time the options are granted, the exercise  price of  options  that do not  qualify  as  incentive  stock  options (“non-qualified  stock options”), which may not be less than 100% of the fair market value of a share of common stock on the date of grant. The aggregate fair market value (determined on the date of grant) of the shares with  respect to which incentive  stock options exercisable the first time by any participant during any calendar  year (under all plans of Cascade and its subsidiaries) may not exceed $100,000.

No incentive stock option granted under the 2002 Plan may be exercised more than 10 years (or, in the case of a holder of more than 10% of the common stock, five years), or such shorter period as the Compensation Committee may determine, from the date it is granted. Non-qualified stock options may be exercised during such period as the Compensation Committee determines at the time of grant, which period may not be more than 10 years from the date of grant.

Stock options granted under the 2002 Plan will become exercisable in one or more installments  in the  manner and at the time or times specified by the Compensation Committee at the time of grant.  Subject to the discretion of the Compensation Committee, no incentive stock option may be exercised beyond the period established by the Compensation Committee after the termination of a  participant’s employment  relationship with Cascade or its  subsidiaries for any reason other than disability or death. Further, the Compensation Committee may condition the vesting of options based upon the satisfaction of certain performance goals established by the Compensation Committee.  Performance goals may be established on one or more of the following business criteria: earnings per share; return on equity; return on assets; operating income; or market value per share. The applicable performance goals and all other terms and conditions of the award will be determined at the discretion of the Compensation  Committee.  If a participant is terminated for “cause” (as defined in the 2002 Plan), the participant’s incentive stock options will expire as of first  discovery by Cascade  of  any reason for termination for cause, and such participant shall have no right to purchase any shares pursuant to such option.  If a participant’s  employment relationship with Cascade or its subsidiaries is terminated by reason of death or disability, the participant’s incentive options will  expire the earlier of one year immediately following such termination or the end of the Option Period.

The exercise price of each stock option together with an amount sufficient to satisfy any tax withholding  requirement must be paid in full at the time of exercise.  Payment of the exercise price must be made in cash, bank certified or cashier’s check, personal check or shares of Cascade common stock or any such combination as deemed appropriate by the Committee.

Restricted Stock Grants

Under the 2002 Plan, Cascade may also grant restricted shares of Cascade common stock (“restricted stock”).  Restricted stock differs from options in that upon grant, the recipient is the owner of the shares and has all rights as a shareholder, subject to certain restrictions.

Under the 2002 Plan, restricted stock is subject to forfeiture under certain circumstances.  The grant typically provides that 50% of the shares covered by the grant vest after four years and the remaining 50% of the shares covered by the grant vest at the end of the fifth year. Unless the employee remains employed for the vesting period, the non-vested shares of restricted stock terminate upon cessation of the employee’s employment.

Adjustments Of Awards

In the event of any  reorganization, recapitalization, stock split, stock dividend, combination or exchange of stock, merger, consolidation or any change in the corporate structure of Cascade affecting shares of common stock, the Compensation Committee may adjust the maximum aggregate number and class of shares as to which awards may be granted under the 2002 Plan, and the number and class of shares and exercise price of outstanding  awards, in such manner as the Compensation Committee  (in  its  sole  discretion) shall determine to be appropriate to prevent the dilution or diminution of such awards.  No adjustment will be made with respect to existing awards as a result of the Merger.

Nontransferability of Awards

Awards of incentive stock options and restricted stock made under the 2002 Plan may not be assigned, encumbered, or  transferred otherwise than by will or the laws of descent and distribution.

Amendment and Termination of the 2002 Plan

The Cascade Board of Directors may at any time terminate or amend the 2002 Plan; however, shareholder  approval must be obtained to the extent necessary and desirable to comply with Rule 16b-3 under the  Securities  Exchange Act of 1934, as amended,  Code Section  422, or any other applicable law or regulation, including  requirements of any stock exchange or quotation system on which Cascade’s common stock is listed or quoted.

Federal Income Tax Consequences

The following is a brief summary of principal income tax consequences of awards under the 2002  Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any  time, possibly with retroactive effect. This summary is not intended to be exhaustive.

          Non-qualified  Stock Options.  A participant who is granted a non-qualified stock option does not recognize taxable income upon a grant of the option, and Cascade is not entitled to a tax deduction. The participant will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the exercise price of such shares.  Such income will be treated as compensation to the participant subject to applicable withholding requirements.  Cascade is generally entitled to a tax deduction in an amount equal to the compensation taxable to participant as ordinary income in the year the income is taxable to the participant. Any appreciation in value after the time of exercise will be taxable to the participant as capital gain and will not result in a deduction by Cascade.

          Incentive  Stock  Options.  A participant who receives an incentive stock option does not  recognize taxable income upon the grant or exercise of the option, and Cascade is not entitled to a tax  deduction. The difference between the exercise price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the participant in the year of exercise. Cascade will not be entitled to a deduction with respect to any item of tax preference.

          A participant will recognize gain or loss upon the disposition of shares of Cascade common stock acquired from the exercise of incentive stock options. The nature of the gain or loss depends upon how long the option shares were held.  If the option shares were not disposed of pursuant to a  “disqualifying disposition”  (i.e.,  no  disposition  occurs within two years from the date the option was granted nor one year from the date of exercise), the participant will recognize long-term capital  gain or long-term capital loss depending on the selling price of the shares. Such gain or loss will be based on the  difference between the selling price and the exercise  price. If option shares are sold or disposed of as part of a disqualifying disposition, the participant must recognize ordinary income, which is treated as wages subject to withholding. The amount that the participant must recognize as ordinary income as a result of a disqualifying disposition depends upon whether the disposition is (i) a sale to an unrelated party or (ii) any other type of disposition (such as a gift or sale to a family member or affiliated  corporation).  If the disposition is a sale to an unrelated  party,  then the amount  recognized as ordinary income is equal to the lesser of  the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the exercise price. If the disposition is not a sale to an unrelated party, then the amount recognized as ordinary income is equal to the difference between the fair market value of the shares on the date the option was exercised and the exercise price for the shares. If the shares appreciated in value subsequent to the exercise of the option, then the amount of the gain resulting from the disqualifying disposition in excess of the amount taxable as ordinary income is treated as capital  gain (long-term or short-term, depending on whether the participant held the shares for more than one year). Cascade is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the participant as ordinary income pursuant to a “disqualifying disposition” by a participant.

          Restricted Stock Awards.  Upon receipt of a grant of restricted stock, the recipient generally will be taxed on the fair market value of the shares as they become vested. The recipient, however, by making an election under Section 83(b) of the Code, may recognize the entire tax upon grant.  In doing so, the recipient may lower the ultimate tax consequences associated with the grant.

          For example, assume that the fair market value of 100 shares of restricted stock on the grant date is $100 ($1 per share).  The shares are subject to a vesting schedule such that 25 shares become fully vested to the recipient on the first, second, third and fourth anniversary of the grant.  If the recipient does not make the election under Section 83(b) of the Code, the recipient will be taxed only if the shares vest and will pay tax on the fair market value on the date of vesting.  Thus, if on the first anniversary of the grant date, the fair market value of vested shares has increased from $1 to $2, the recipient will pay tax on $50 ($2 x 25 vested shares) rather than $25 ($1 x 25 vested shares).  If in year two, the vested shares now have a fair market value of $3 per share, the tax will be paid on $75 and if the shares continue to increase at the same pace, the total fair market value upon which compensation will be due over the four years will be $350, rather than the fair market value of $100 at the time of the grant.  If the recipient makes the 83(b) election, the recipient can choose to pay the tax on the $100 and take the risk that the recipient will never become fully vested in all of the shares of restricted stock.  If the recipient does become fully vested, however, the recipient will pay lower taxes if the 83(b) election is made. Cascade is entitled to recognize compensation expense equal to the fair market value of the shares at the same time the recipient recognizes the tax liability.

EXECUTIVE COMPENSATION

The following table sets forth all compensation received from the Company for the three fiscal years ended December 31, 2005, by the Company’s Chief Executive Officer and the four most highly paid executive officers who were serving as executive officers at the end of 2005.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus (1)	Restricted Stock Awards (s) ($) (2)	Securities Underlying Options (#) (3)	All Other Compensation (4)

Patricia L. Moss	2005	$308,420	$370,104	231,000	—	$298,485
President & CEO/	2004	275,000	232,688	—	17,129	185,072
Cascade/Bancorp	2003	260,000	265,709	—	25,840	76,442
CEO, Bank of the Cascades/Director
Michael J. Delvin	2005	210,000	210,000	98,015	—	119,280
Executive Vice President &	2004	200,000	135,125	—	9,787	90,361
COO/Cascade Bancorp	2003	177,000	156,475	—	13,077	49,068
President & COO/Bank of the Cascades
Gregory D. Newton	2005	170,000	136,000	50,841	—	76,529
Executive Vice President/	2004	154,000	97,700	—	7,300	62,315
Chief Financial Officer/Secretary	2003	142,000	118,745	—	9,762	34,257
Frank R. Weis	2005	153,000	122,400	42,150	—	86,400
Executive Vice President/	2004	140,500	92,300	—	6,455	68,462
Credit Administrator	2003	122,000	110,745	—	7,951	32,222
Peggy L. Biss	2005	153,000	122,400	41,400	—	55,773
Executive Vice President/	2004	138,000	91,280	—	6,382	44,688
Human Resources	2003	120,000	109,945	—	7,880	23,844

(1) Includes amounts contributed by the named executive officer to the deferred compensation plan and 401 (k) profit sharing plan.

(2) Represents the grant of stock awards under which the executive has the right to receive, subject to vesting, shares of Common Stock. The awards vest over four years with 50% vesting at three years and 50% at four years.

(3) Options to acquire shares of Common Stock as adjusted for subsequent stock dividends and stock splits.

(4) Beginning in 2004, the Board adopted a SERP plan for certain key executives. The increase in 2004 for the named executives is largely a result of this new SERP plan. Other elements of this category include Cascade’s contributions to the 401 (k) profit sharing plan and accrued earnings related to the salary continuation plan and certain executive perquisites. The increase in 2005 was primarily due to changes in certain actuarial assumptions relating to salary continuation plans.

A new benefits table is not provided because no grants have been made with respect to the additional shares of common stock proposed to be included under the 2002 Plan and all future benefits are discretionary. If stockholders fail to approve the proposed amendment to the 2002 Plan, then the terms of the 2002 Plan as originally approved by stockholders will continue in effect.

INFORMATION ABOUT CASCADE

Cascade Bancorp

Cascade Bancorp (“Cascade”) is an Oregon chartered Financial Holding Company with headquarters in Bend, Oregon.   Its principal subsidiary is Bank of the Cascades. Together these entities are referred to as the “Company”.  At December 31, 2005, the Company had total consolidated assets of approximately $1.3 billion, net loans of approximately $1.04 billion and deposits of approximately $1.07 billion.

Bank of the Cascades

Bank of the Cascades was chartered as an Oregon State bank and opened for business in 1977, with headquarters in Bend, Oregon. Bank of the Cascades is a community bank offering a full range of financial services to its business and consumer clients, including residential mortgage, trust and investments.  With the sustained increase in population and economy of its Central Oregon market, the Company has enjoyed rapid growth in assets and profitability over the past decade.  More recently, the Company has diversified its geographic footprint by expanding into growth markets of Portland and Southern Oregon.  By year-end 2005, loans and deposits in those markets had risen to 34% and 17%, respectively, of Company-wide totals.  With each of its markets expanding at a healthy pace in 2005, total loans and total deposits were up 22.1% and 25.2%, respectively, for the year.  At the end of 2005, Bank of the Cascades had a total of 21 branches serving the communities in Central Oregon, Salem/Keizer, Southern Oregon and Portland.

During 2005, the Company opened an additional office in Medford, expanding its branches in the fast growing Southern Oregon market to five.  In Central Oregon, the Company consolidated its East Bend-Safeway in-store facility into its neighboring East Bend Forum branch, which had opened in 2004.

A significant portion of the assets of Bank of the Cascades continue to be in fast growing Deschutes County, Oregon, where the Company is the market share leader in  deposits, holding a 33% market share.  Bank of the Cascades also is among the top originators of construction, commercial real estate, and residential loans in the county.  Over the past decade, the population of Deschutes County has grown at a rate among the fastest of all counties in the United States.

With a personal-touch relationship banking strategy, Bank of the Cascades offers a broad range of commercial and retail banking services to its customers.  Lending activities serve small to medium-sized businesses, municipalities and public organizations, professional and consumer relationships.  Bank of the Cascades provides commercial real estate loans, real estate construction and development loans, commercial and industrial loans as well as consumer installment, line-of-credit, credit card, and home equity loans. Bank of the Cascades originates and services residential mortgage loans that are typically sold on the secondary market.  Bank of the Cascades provides consumer and business deposit services including checking, money market, and time deposit accounts and related payment services, internet banking and electronic bill payment.  In addition, Bank of the Cascades serves business customer deposit needs with cash management services.

Employees

The Company views its employees as an integral resource in achieving its strategies and long term goals, and considers its relationship with its employees to be very strong.  Cascade has no employees other than its executive officers, who are also employees of Bank of the Cascades.  The Company had 336 full-time equivalent employees as of December 31, 2005, up from 320 at the prior year-end.   This increase is primarily to meet growing business volumes and to support new markets.  None of the employees of the Company are subject to a collective bargaining agreement.

Business Strategy

The Company targets strong growth markets and deploys a distinctive community banking strategy within such markets.  The business strategy is focused on personal-touch relationship banking, featuring premier customer service and competitive financial products.  The Company is strategically committed to utilizing advanced technology for the convenience of customers, including “customer choice” access through branches, ATMs, Internet, and telephone.

The Company’s expansion into Southern Oregon is based upon a community banking strategy, similar to the Company’s strategy in its Central Oregon and Salem regions.  The Medford branch was opened in mid-2003, after hiring a well-known banking executive from the area.  The Company acquired the former Community Bank of Grants Pass on January 1, 2004, and during the year opened additional branches in Grants Pass and Ashland, Oregon.  The Company added a second Medford location with the opening of its Crater Lake Highway branch  in June 2005. A third Medford location is targeted for 2006.

The Company’s Portland strategy is focused on attracting high value business and professional banking customers in greater metropolitan area.  Key to the deployment of this strategy was the hiring of an experienced Portland banking team from another financial institution in September 2003. Since that time, additional in-market bankers have joined the Company,  adding customer loan and deposit relationships, as well as strong new business development skills.

While integrating Farmers & Merchants into Bank of the Cascades, the Company will continue to focus on organic growth and increased market share in its existing locations.  It may also consider future expansion when it identifies market opportunities, as occurred in Southern Oregon and Portland in 2003.  The Company may also consider strategic partnerships or business acquisitions to expand its market opportunities in the future.

Risk Management

The Company has risk management policies with respect to identification, assessment, and management of important business risks. Such risks include, but are not limited to, credit quality and loan concentration risks, liquidity risk, interest rate risk, economic and market risk, as well as operating risks such as  compliance, disclosure, internal control, legal and reputation risks.

Credit risk management objectives include loan policies and underwriting practices designed to prudently manage credit risk, and monitoring processes to identify and manage loan portfolio concentrations.  Funding policies are designed to maintain an appropriate volume and mix of core relationship deposits and time deposit balances to minimize liquidity risk while efficiently funding its loan and investment activities.  In addition, the Company may utilize borrowings or other wholesale funding from reliable counterparties such as the Federal Home Loan Bank and the Federal Reserve Bank to augment its liquidity.  The Company monitors and manages its sensitivity to changing interest rates by utilizing simulation analysis and scenario modeling and by adopting asset and liability strategies and tactics to control the volatility of its net interest income in the event of changes in interest rates.  Operating related risks are managed through implementation of and adherence to a system of internal controls.  Key control processes and procedures are subject to internal and external testing in the course of internal audit and regulatory compliance activities.  While the Company believes its risk management strategies and processes are prudent and appropriate to manage the wide range of risks inherent in its business, there can be no assurance that such strategies and processes will detect, contain, eliminate or prevent risks that could result in adverse financial results in the future.

Information Regarding Cascade Directors and Executive Officers

The current members of the Cascade Board of Directors as well as those who will become members of the Cascade Board of Directors upon the Effective Time of the Merger is set forth below:

Director’s Name	Age	Year First Elected Director	Term to Expire

Jerol E. Andres	62	1993	2009(3)
Henry H. Hewitt	64	2004	2009(3)
Gary L. Hoffman	65	1984	2007
Patricia L. Moss	52	1993	2007
Gary L. Capps	70	1978	2008
James E. Petersen	66	1986	2008
Ryan R. Patrick	50	1998	2008
Clarence Jones	66	(1)	2009
Thomas M. Wells	54	(1)	2007
Judi Johansen	54	2006(2)	2009(3)

(1) Under the Shareholders Agreement, the Cascade Board of Directors agreed to nominate Messrs. Jones and Wells to the shareholders for election to the Cascade Board of Directors, for a three and one year term, respectively, and to elect these individuals to the Board of Directors of Bank of the Cascades, in both cases effective upon the closing of the Merger.

(2) Appointed January 232006 to an unexpired term expiring on the date of the Special Meeting.

(3) Current term expires on the date of the Special Meeting. Assuming they are elected, these individuals will be Class A Directors, whose term will end in 2009

The principal occupation of each director of the Company for the last five years is set forth below.

          Jerol E. Andres.    Mr. Andres was elected as a director in 1993. Since 1988 Mr. Andres has served as CEO and President of Eagle Crest, Inc., a Central Oregon real estate development and resort. He is also a Director of Central Oregon Independent Health Services Corporation.

          Gary L. Capps.    Mr. Capps was elected director in 1978.  Mr. Capps served as Chairman of the Cascade Board from 1984 until 1985. He has been on the Bank of the Cascades board since 1978 and was Chairman of the Bank Board from 1980 to 2006. From 1965 through 1985, Mr. Capps was CEO and owner of Capps Broadcast group with 10 radio stations throughout the Northwest. He was Executive Director of the Bend Chamber of Commerce from 1992 to 1998 and is currently an owner of Century 21 Gold Country Realty, with five offices in Central Oregon.

          Henry H. Hewitt.    Mr. Hewitt was elected as a director in 2004. Mr. Hewitt has been a partner of the Portland, Oregon based law firm of Stoel Rives LLP since 1974 and currently serves as its Chairman.  His practice emphasizes general business advice, acquisitions, financings, and strategic planning.  During a leave of absence from Stoel Rives in 1999, Mr. Hewitt served as Executive Vice President of finance and administration for PacifiCorp.  He is a current member of the boards of directors of Hampton Affiliates, Columbia Forest Products, and PPM Energy, Inc.  He currently serves as a trustee for Oregon Health and Science University (OHSU) and Willamette University (chairman, 1995–2003).

          Gary L. Hoffman, M.D.    Dr. Hoffman was elected as a director in 1984.  Dr. Hoffman served as Vice Chairman of the Board from 2000 until 2005, when he was appointed Chairman of the Cascade Board of Directors, and is chairman of the Audit Committee.  Dr. Hoffman is a partner in the Bend Surgery Center, principal of Deschutes Medical Products, Inc.  He practiced surgery at Bend Memorial Clinic from 1975 to 2000.

          Judi Johansen.   Ms. Johansen was appointed to the Cascade Board of Directors in 2006.  Ms. Johansen  has served as president and CEO of PacifiCorp since 2001 after  being executive vice president of Regulation and External Affairs from 2000 to 2001.  She currently serves on the board of Schnitzer Steel Industries, Inc..  She is a director of the Oregon Business Council, and trustee of Lewis & Clark College.  Ms. Johansen is a former member of the board of directors of the Portland branch of the Federal Reserve Bank of San Francisco.

          Clarence Jones.    Mr. Jones is being nominated to the Cascade Board of Directors and assuming he is elected by the Cascade shareholders and the Merger closing, he will take office upon the Effective Time of the Merger.  If the Cascade shareholders do not elect him to the Board of Directors, the Cascade Board of Directors will appoint him as a director as of the Effective Time. Mr. Jones is a long-time banker in the Idaho market, and served as President and CEO of Farmers & Merchants State Bank from 1989 to July 2005.  He is the Chairman of Farmers & Merchants State Bank and is a director of F&M, and serves on multiple economic, civic, and charitable endeavors in the Boise and Treasure Valley areas.

          Patricia L. Moss.    Ms. Moss was elected as a director in 1993.  Ms. Moss currently serves as CEO of the Bank and President & CEO of Bancorp.  From 1998 to 2003, Ms. Moss served as President & CEO of the Bank and the Company.  From 1987 to 1998 Mrs. Moss previously served as Chief Operating Officer, Chief Financial Officer, and Secretary to the Board of Directors.  She joined the Bank at its inception and has over 28 years of banking experience.  She is also a director of MDU Resources Group, Inc. (MDU), North Pacific Group Inc., and Central Oregon Independent Health Services Corporation.  In addition, Ms. Moss serves on the advisory council of Oregon Investment Fund and the Oregon Independent College Foundation.

          Ryan R. Patrick, CPA.    Mr. Patrick was elected as a director in 1998 and is the Chairman of the Audit Committee of the Cascade Board of Directors.  Mr. Patrick, a certified public accountant with 27 years of experience, is a partner in the firm of Patrick Casey & Co. LLP.  His experience includes financial reporting and business and tax consulting for a wide range of clients, including individuals, corporations, partnerships, estates and trusts.  Mr. Patrick also is a director of Cascade Health Care Community, which operates St. Charles Medical Centers in both Bend and Redmond.

          James E. Petersen.    Mr. Petersen was elected as a director in 1986.  Mr. Petersen also serves as Assistant Secretary.  Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp Petersen LLP where he specializes in the areas of business, real estate and estate planning.  He currently serves as general counsel for the Company.  He also serves on the board of and is general counsel to Advanced Power Technology Inc., a public company located in Bend.

          Thomas Wells.    Mr. Wells is being nominated to the Cascade Board of Directors and, assuming he is elected by the Cascade shareholders at the Special Meeting and the Merger closes, he will take office upon the Effective Time of the Merger.  If the Cascade shareholders do not elect him to the Board of Directors, the Cascade Board of Directors will appoint him as a director as of the Effective Time. Mr. Wells currently is partner in the law firm Wells, Jaworski, Liebman & Paton, LLP, which handles a wide variety of legal matters.  He is counsel to David F. Bolger, the principal shareholder of F&M.  His personal areas of specialty include zoning and land use law, commercial real estate, business, commercial and corporate matters.  In addition to his legal practice, Mr. Wells is a director of F&M.  He is also the owner of Wells Mountain LLC, a real estate development company and Deerleap Books in Bristol, Vermont. Mr. Wells is a managing partner of Bristol Downtown Development Associates LLC, which is involved in the restoration and operation of downtown Bristol, Vermont historic properties.

The current executive officers of Cascade and Bank of the Cascade as well as those who will become executive officers upon the date the Merger is effective are described below.

Officer’s Name	Age	Position

Patricia Moss	52	President and CEO of Cascade
		CEO of Bank of the Cascades
Michael Delvin	57	Executive Vice President and Chief Operating Officer of Cascade and President and Chief Operating Officer of Bank of the Cascades
Michael Mooney	55	President of Farmers & Merchants State Bank
Gregory Newton	54	Executive Vice President, Chief Financial Officer and Secretary of Cascade and Bank of the Cascades
Frank R. Weis	55	Executive Vice President, Credit Administration of Bank of the Cascades
Peggy L. Biss	47	Executive Vice President, Human Resources of Cascade and Bank of the Cascades
Kay Smith	57	Senior Vice President of Operations, Bank of the Cascades
Frank I. Wheeler	58	Executive vice President, Bank of the Cascades
William Haden	57	Executive Vice President/Southern Oregon Region, Bank of the Cascades

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

           The following table sets forth the shares of common stock beneficially owned as of February 10, 2006, by each director and each named executive officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of our common stock:

					Before	After
Beneficial Owners Officer’s Name	Shares of Common Stock	Stock Options Exercisable	Shares held in 401(k) Plan	Total Shares of Common Stock Owned	Percent of Class	Percent of Class (3)

5% Owners:
T. Rowe Price Associates, Inc. (1)	1,039,300	—	—	1,039,300	6.10%	4.65%
Officers and Directors:
Jerol E. Andres, Director	12,104	4,687	—	16,791	0.10%	0.08%
Gary L. Capps , Director	73,215	4,687	—	77,902	0.46%	0.35%
Gary L. Hoffman, Director	89,629	4,687	—	94,316	0.55%	0.42%
Ryan R. Patrick, Director	19,453	4,687	—	24,140	0.14%	0.11%
James E. Petersen , Director	82,065	4,687	—	86,752	0.51%	0.39%
Judi Johanson	—	—	—	—	0.00%	0.00%
Henry Hewitt, Director	3,029	—	—	3,029	0.02%	0.01%
Patricia L. Moss, Director	114,397	112,196	12,951	239,544	1.41%	1.07%
Clarence Jones Director (2)	—	—	—	—	0.00%	0.00%
Thomas M. Wells, Director (2)	—	—	—	—	0.00%	0.00%
Michael J. Delvin, Officer	5,831	41,532	406	47,769	0.28%	0.21%
Gregory D. Newton, Officer	27,560	66,688	826	95,074	0.56%	0.43%
Frank R. Weis, Officer	40,137	55,937	4,489	100,563	0.59%	0.45%
Peggy L. Biss, Officer	26,750	55,849	8,534	91,133	0.54%	0.41%
Kay Smith , Officer	58,883	10,169	9,415	78,467	0.46%	0.35%
Frank Wheeler, Officer	79	27,515	421	28,015	0.16%	0.13%
William A. Haden, Officer	20,500	—	608	21,108	0.12%	0.09%
Michael Mooney, Officer	—	—	—	—	0.00%	0.00%
All Directors and Executive Officers as a Group (17)	603,632	393,321	37,650	1,034,603	6.02%	4.63%

(1)

These securities are owned by various individual and institutional investors including shares owned by T. Rowe Proce International and the T. Rowe Price Mutual Funds (which ownes 1,039,300 shares, representing 6.10% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)

Messers. Jones and Wells will become directors at the effective date of the Merger. It is anticipated that Mr. Jones will recur 10,000 shares of common stock from Mr. Bolger upon the closing of the merger and Mr. Wells will receive 20,000 shares of common stock form Mr. Bolger upon closing of the merger.

(3)	Reflects the issuance of 5,325,000 shares of common stock upon the closing of the merger.

INFORMATION CONCERNING F&M HOLDING COMPANY

F&M Holding Company, the parent company of Farmers & Merchants State bank, is the largest independent bank holding company headquartered in Boise, Idaho.  Farmers & Merchants State Bank is a community banking organization that was established in 1967.  Farmers & Merchants State Bank’s business mix is both retail and commercial, with a strategic focus on business banking.  Farmer & Merchants State Bank also offers trust, investments and private banking services.  Farmers & Merchants State Bank, with $612 million in assets as of December 31, 2005, has 11 full-service branches located throughout the Boise and Treasure Valley area in Idaho.  At December 31, 2005, F&M had 206 full time equivalent employees.

CERTAIN REGULATORY CONSIDERATIONS

Cascade, F&M, Bank of the Cascades and Farmers & Merchants State Bank are extensively regulated under Federal, Oregon and Idaho law.  These laws and regulations are primarily intended to protect depositors and the deposit insurance fund, not shareholders of the Cascade or F&M.  To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions.  Any change in applicable laws or regulations may have a material effect on the business and prospects of Cascade following the Merger.  The operations of Cascade may be affected by legislative changes and by the policies of various regulatory authorities.  Management is unable to predict the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, economic control or new Federal or State legislation may have in the future.

Federal Bank Holding Company Regulation

Cascade and F&M each are a one-bank financial holding company within the meaning of the Bank Holding Company Act (“Act”), and as such, it is subject to regulation, supervision and examination by the Federal Reserve Bank (“FRB”).  Cascade and F&M each has been designated a Financial Holding Company as defined in the 1999 Gramm-Leach-Bliley Act (see description below).  They are required to file annual reports with the FRB and to provide the FRB such additional information as the FRB may require.

The Act requires every bank holding company to obtain the prior approval of the FRB before (1) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.  The FRB will not approve any acquisition, merger or consolidation that would have a substantial anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served.  The FRB also considers capital adequacy and other financial and managerial factors in reviewing acquisitions or mergers.

With certain exceptions, the Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries.  The principal exceptions to these prohibitions involve certain non-bank activities, which by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks.  In making this determination, the FRB considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency in resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices.

The Sarbanes-Oxley Act of 2002

In July 2002, the Sarbanes-Oxley Act of 2002 (the “SOX”) was enacted with the intent of protecting investors by improving the accuracy and reliability of corporate disclosures.  The SOX, among other things: sets standards for director independence; requires enhanced financial disclosures; requires certifications by chief executive officer and chief financial officer as to the accuracy of financial statements; requires completeness of disclosure and effectiveness of internal controls; provides for greater independence of audit functions; and provides for increased penalties for accounting and auditing improprieties at publicly traded companies.  The SOX directs the Securities and Exchange Commission (“SEC”) and securities exchanges to adopt rules that implement these and other requirements.  A number of rules have been adopted and continue to be proposed and implemented pursuant to the SOX.  Beginning for the year 2004, under section 404 of the Act, Cascade was required to document, assess, test and certify as to the effectiveness of its system of internal controls.  In addition, its independent auditor was required to audit and attest to such controls, and these reports are included in this filing.

USA Patriot Act

Under the USA Patriot Act of 2001, adopted by the U.S. Congress on October 26, 2001 to combat terrorism, FDIC insured banks and commercial banks were required to increase their due diligence efforts for correspondent accounts and private banking customers.  The USA Patriot Act requires Bank of the Cascades and Farmers & Merchants State Bank to engage in additional record keeping or reporting, requiring identification of owners of accounts, or of the customers of foreign banks with accounts, and restricts or prohibits certain correspondent accounts.

Financial Modernization Act

On November 12, 1999 the Gramm-Leach-Bliley Act became law, repealing the 1933 Glass-Steagall Act’s separation of the commercial and investment banking industries.  The Gramm-Leach-Bliley Act expands the range of nonbanking activities a bank holding company may engage in, while reserving existing authority for bank holding companies to engage in activities that are closely related to banking.  This legislation creates a new category of holding company called a “Financial Holding Company,” a subset of bank holding companies that satisfy the following criteria:

•	all of the depository institution subsidiaries must be well capitalized and well managed;

•

the holding company must file a declaration with the Federal Reserve Board that it elects to be a financial holding company to engage in activities that would not have been permissible before the Gramm-Leach-Bliley Act; and

•	all of the depository institution subsidiaries must have a Community Reinvestment Act rating of “satisfactory” or better.

Financial holding companies may engage in any activity that:  (1) is financial in nature or incidental to such financial activity; (2) is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.  The Gramm-Leach-Bliley Act specifies certain activities that are financial in nature.  These activities include:

•	acting as a principal, agent or broker for insurance;

•	underwriting, dealing in or making a market in securities; and

•	providing financial and investment advice.

The Federal Reserve Board and the Secretary of the Treasury have authority to decide whether other activities are also financial in nature or incidental to financial activity, taking into account changes in technology, changes in the banking marketplace and competition for banking services.

Cascade is a designated “Financial Holding Company” but does not expect such designation to have a material effect on its financial condition or results of operations.

Federal and State Bank Regulation

Bank of the Cascades and Farmers & Merchants, each as a Federal Deposit Insurance Corporation (“FDIC”) insured bank which is not a member of the Federal Reserve System, is subject, respectively, to the supervision and regulation of the State of Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities, the Idaho Department of Finance, and to the supervision and regulation of the FDIC.  These agencies may prohibit Bank of the Cascades and Farmers & Merchants from engaging in what they believe constitute unsafe or unsound banking practices.

The Community Reinvestment Act (“CRA”) requires that, in connection with examinations of financial institutions within their jurisdiction, the FRB or the FDIC evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks.  These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.  The current CRA rating of Bank of the Cascades is “Satisfactory” and for Farmers & Merchants State Bank is “Satisfactory”.

Bank of the Cascades and Farmers & Merchants State Bank each also are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons.  Extensions of credit:  (1) must be made on substantially the same terms, collateral and following credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not described above; and (2) must not involve more than the normal risk of repayment or present other unfavorable features.  Each of Bank of the Cascades and Farmers & Merchants State Bank is also subject to certain lending limits and restrictions on overdrafts to such persons.  A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of the bank, the imposition of a cease and desist order, and other regulatory sanctions.

Under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), each Federal banking agency is required to prescribe by regulation, non-capital safety and soundness standards for institutions under its authority.  These standards are to cover internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation.  An institution, which fails to meet these standards, must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards.  Failure to submit or implement such a plan may subject the institution to regulatory sanctions.  The Company believes that the Bank of Cascade meets substantially all the standards that have been adopted.  To date, Farmers & Merchants State Bank has not been required to comply with FDICIA reporting.

Interstate Banking Legislation

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Riegle-Neal Act”), as amended, a bank holding company may acquire banks in states other than its home state, subject to certain limitations.  The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches.  Banks are also permitted to acquire and to establish de novo branches in other states where authorized under the laws of those states.

Deposit Insurance

As a member institution of the FDIC, the deposits of each of Bank of the Cascades and Farmers & Merchants State Bank are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund (“BIF”), and each bank is required to pay semiannual deposit insurance premium assessments to the FDIC.

The Deposit Insurance Funds Act of 1996 (“Funds Act”) eliminated the statutorily imposed minimum assessment amount, effective January 1, 1997.  The Funds Act also authorizes assessments on Bank Insurance Fund-assessable deposits and stipulates that the rate of assessment must equal one-fifth the Financing Corporation assessment rate that is applied to deposits assessable by the Savings Association Insurance Fund.  The Financing Corporation assessment rate for Bank Insurance Fund-assessable deposits is 1.296 cents per $100 of deposits per year.  The FDIC insurance expense for 2005 was approximately $238,000 for Bank of the Cascades and $56,000 for Farmers & Merchants State Bank.

Regulatory Capital

The Federal bank regulatory agencies use capital adequacy guidelines in their examination and regulation of bank holding companies and banks.  If the capital falls below the minimum levels established by these guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open facilities.  At December 31, 2005, Cascade is considered “well capitalized” and F&M is considered “well capitalized” according to these regulatory capital guidelines.

The FRB and FDIC promulgate risk-based capital guidelines for banks and bank holding companies.  Risk-based capital guidelines are designed to make capital requirements sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets.  Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights.  The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.  The guidelines are minimums, and the FRB has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum.  The current guidelines require all bank holding companies and banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital.

Tier 1 capital for bank holding companies includes common stockholders’ equity, qualifying perpetual preferred stock (up to 25% of total Tier 1 capital, if cumulative; under a FRB rule, redeemable perpetual preferred stock may not be counted as Tier 1 capital unless the redemption is subject to the prior approval of the FRB) and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes:  (1) the allowance for loan losses of up to 1.25% of risk-weighted assets; (2) any qualifying perpetual preferred stock which exceeds the amount which may be included in Tier 1 capital; (3) hybrid capital instrument; (4) perpetual debt; (5) mandatory convertible securities, and; (6) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital.  Total capital is the sum of Tier 1 and Tier 2 capital less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

Banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50% and 100%.  In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply.  These computations result in the total risk-weighted assets.

Loans are generally assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating.  Cascade’s investment securities, mainly U.S. Government sponsored agency obligations, are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations fully guaranteed by the United States Treasury or United States Government, which have 0% risk-weight.  F&M’s investment securities, mainly U.S. Government sponsored agency obligations, are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations fully guaranteed by the United States Treasury or United States Government, which have 0% risk-weight.  Off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor.  Transaction related contingencies such as bid bonds, other standby letters of credit and undrawn commitments, including commercial credit lines with an initial maturity of more than one year, have a 50% conversion factor.  Short-term, self-liquidating trade contingencies are converted at 20%, and short-term commitments have a 0% factor.

The FRB also has implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to risk-based guidelines.  The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base.  The FRB requires a minimum leverage ratio of 3%.  However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the FRB expects an additional cushion of at least 1% to 2%.

At December 31, 2004, Cascade’s leverage, Tier 1 capital and Total risked-based capital ratios were 10.11%, 10.11% and 11.40%, respectively and F&M’s leverage, Tier 1 capital and Total risked-based capital ratios were 7.48%, 7.59% and 10.66%, respectively.

The FDICIA also created a new statutory framework of supervisory actions indexed to the capital level of the individual institution.  Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, together with certain subjective factors.  Institutions that are deemed “undercapitalized”, depending on the category to which they are assigned, are subject to certain mandatory supervisory corrective actions.  At December 31, 2005, Cascade and F&M each are considered “well-capitalized”.

State Regulations Concerning Cash Dividends

Cascade.  The principal source of Cascade’s cash revenues have been provided from dividends received from Bank of the Cascades.  The Oregon banking laws impose the following limitations on the payment of dividends by Oregon state chartered banks.  The amount of the dividend shall not be greater than its unreserved retained earnings, deducting from that, to the extent not already charged against earnings or reflected in a reserve, the following:  (1) all bad debts, which are debts on which interest is past due and unpaid for at least six months, unless the debt is fully secured and in the process of collection; (2) all other assets charged off as required by the Director of the Department of Consumer and Business Services or a state or federal examiner; (3) all accrued expenses, interest and taxes of the institution.

In addition, the appropriate regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends, which would constitute an unsafe or unsound banking practice.  Bank of the Cascades and Cascade are not currently subject to any regulatory restrictions on their dividends other than those noted above.

Check 21

The Check Clearing for the 21st Century Act, or “Check 21” as it is commonly known, became effective October 28, 2004.  Check 21 facilitates check collection by creating a new negotiable instrument called a “substitute check,” which permits, but does not require, banks to replace original checks with substitute checks and process check information electronically.  Banks that do use substitute checks must comply with certain notice and recredit rights.  Check 21 is expected to cut the time and cost involved in physically transporting paper items and reduce float, i.e. the time between the deposit of a check in a bank and the bank’s receipt of payment for that check. Bank of the Cascades utilizes the Check 21 authority and currently possesses technology necessary to process and exchange check information electronically.  Farmers & Merchants State Bank uses a remote service provider for its check clearing operations; accordingly, Check 21 has not had a material effect on its operations.

DESCRIPTION OF CAPITAL STOCK

The Articles of Incorporation of Cascade authorize the issuance of up to 35,000,000 shares of common stock with no par value.  As of December 27, 2005, there were 16,952,240 shares of common stock issued and outstanding.  Following the Merger, approximately 22,277,240 shares are expected to issued and outstanding.  No preferred shares have been issued.  Each outstanding share of common stock has the same relative rights and preference as each other shares of common stock, including the rights to the net assets of Cascade upon liquidation.  Each share is entitled to one vote on matters submitted to a vote of shareholders.  Holders of common stock are not entitled to preemptive rights and may not cumulate votes in the election of directors.  All issued and outstanding shares are, and all shares to be issued to F&M shareholders pursuant to the Merger will be, fully paid and non-assessable.

The Board of Directors is authorized to issue or sell additional capital stock of Cascade, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval except as otherwise required by law or the listing requirements of the NASDAQ Small Cap Market.

A total of 787,500 shares of common stock have been reserved for issuance under the 2002 Plan (which will increase by 800,000 shares to 1,787,500 shares if the Equity Plan Proposal is approved). As of March 10, 2006, 69,090 shares have been issued upon exercise of options granted under the 2002 Plan, 49,986 restricted shares have been issued under the 2002 Plan and 223,649 shares (increasing to 1,023,649 if the Equity Plan Proposal is approved) may be issued under future grants of options or issuance of restricted shares under the 2002 Plan.

A total of 1,482,401 shares of Cascade common stock have been reserved under the 1994 Plan. No future options will be granted under the 1994  Plan.  As of March 10, 2006, 1,074,432 shares of Cascade common stock had been issued upon exercise of options granted under the 1994 Plan and  405,051 shares may be issued in the future upon exercise of outstanding options.

As of March 10, 2006, shares of Cascade common stock issuable in the future under the 2002 plan and 1994 Plan under outstanding options and issuable under restricted stock and options that may be granted in the future represent approximately 6.3% of the total number of Cascade shares outstanding (increasing to approximately 11.0% assuming the Equity Plan Proposal is approved).

The Articles of Incorporation of Cascade do not contain any provisions and there are no applicable statutes or regulations that could make more difficult the acquisition of Cascade by means of an unsolicited tender offer or proxy contest. Because the terms of the Cascade directors, however, are staggered, an unsolicited tender offer or proxy contest may be more difficult.  In a single year only three or four (depending on the year in question) of the directors are elected.  Staggering the terms of directors may make it more difficult for an acquirer of Cascade common stock to control the Cascade Board of Directors.  This may make any attempted takeover of Cascade more difficult and/or more expensive and, therefore, less likely to be initiated.

CERTAIN LEGAL MATTERS

The validity of the Merger Shares will be passed upon for Cascade by its special counsel, Davis Wright Tremaine LLP, 1300 S.W. Fifth Avenue, 23rd Floor, Portland, Oregon 97201.

EXPERTS

Cascade’s consolidated financial statements as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, incorporated by reference into this proxy statement have been audited by Symonds, Evans & Company, P.C., independent auditors and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF INFORMATION BY REFERENCE; AVAILABLE INFORMATION

Cascade is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”).  Cascade has filed this proxy statement with Schedule 14A with the SEC in compliance with its Exchange Act reporting requirements.  This proxy statement omits certain of information that Cascade shareholders may deem important in deciding how to cast their votes and Cascade shareholders are encouraged to review the documents Cascade has filed with the SEC, including the following:

•	Cascade’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed on March 16, 2006;

•	Amendment No. 1 to Form 8-K, as filed on March 7, 2006; and

•	Cascade’s Proxy Solicitation under Rule 14a-12, filed with the SEC on December 28, 2005.

The proxy statements, and other information filed with the SEC by Cascade under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, Chicago, Illinois 60661.  Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549 or from the SEC website at www.sec.gov.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

CASCADE BANCORP
			For	Against	Abstain

1.    APPROVAL OF THE ISSUANCE OF 5,325,000 SHARES OF COMMON STOCK OF CASCADE BANCORP IN CONNECTION WITH THE MERGER OF (I) F&M ACQUISITION CORPORATION WITH AND INTO F&M HOLDING COMPANY (“F&M”), WITH F&M BEING THE SURVIVING CORPORATION, (II) THE MERGER OF F&M WITH AND INTO CASCADE BANCORP, AND (III) THE MERGER OF FARMERS & MERCHANTS STATE BANK WITH AND INTO BANK OF THE CASCADES. (Directors recommend a vote “FOR” this proposal.)

			☐	☐	☐
			For	Against	Abstain

2.    APPROVAL TO INCREASE THE NUMBER OF SHARES OF CASCADE BANCORP COMMON STOCK RESERVED FOR ISSUANCE UNDER THE CASCADE BANCORP 2002 EQUITY INCENTIVE PLAN FROM 787,500 TO 1,587,500 SHARES. (Directors recommend a vote “FOR” this proposal.)

			☐	☐	☐

Please indicate if you plan to attend this meeting	Yes	No	Please indicate if you would like to keep your vote confidential under the current policy	Yes	No
	☐	☐		☐	☐

Signature [PLEASE SIGN WITHIN THE BOX] Date			Signature (Joint Owners) Date

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